Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

AMEDISYS, INC.,

AMEDISYS TLC ACQUISITION, L.L.C.,

TLC HEALTH CARE SERVICES, INC.,

THE MINORITY SECURITYHOLDERS OF TLC HEALTH CARE SERVICES, INC.,

TLC HOLDINGS I CORP.,

AND

THE SECURITYHOLDERS OF TLC HOLDINGS I CORP.

DATED AS OF FEBRUARY 18, 2008

i

TABLE OF EXHIBITS AND SCHEDULES

Schedules:

Schedule 1.1.1	Agencies
Schedule 1.1.4	Transaction Expenses
Schedule 1.1.5	Working Capital Computation Methodology
Schedule 1.2	Certain Indebtedness of TARGET and its Subsidiaries
Schedule 1.3(f)	Persons with Knowledge
Schedule 3.1(a)	TARGET’s Senior Management
Schedule 3.2(c)	Retained Asset Value
Schedule 3.2(d)	Formula for Dividing Divested Asset Proceeds
Schedule 4.3(a)(i)	Form of Certificate of Sellers’ Representative and Chief Executive Officer of TARGET
Schedule 4.3(a)(xvi)	Form of Holdco Securityholder Affidavit
Schedule 4.3(b)(ii)	Form of Certificate of the Buyer Company
Schedule 5.2(b)	Buyer Company Consents
Schedule 5.4	Executed Commitment Letters
Schedule 6.4(a)	Seller Consents
Schedule 6.6	Liabilities or Obligations to Broker, Finder or Agent
Schedule 7.2	TARGET’s Subsidiaries
Schedule 7.3	Franchisees/Licensees
Schedule 7.4(a)	TARGET and Subsidiaries Consents
Schedule 7.6(a)	Ownership of Capital Stock or Derivative Securities
Schedule 7.6(b)	Subsidiaries of Others
Schedule 7.6(c)	Holdco Other Capital Stock or Derivative Securities
Schedule 7.6(d)	Holdco Subsidiaries of Others
Schedule 7.7	Capital Stock of TARGET and its Subsidiaries
Schedule 7.8	Transactions in Capital Stock of TARGET and its Subsidiaries
Schedule 7.9	Liens on Assets of TARGET and its Subsidiaries
Schedule 7.10	Related Party Agreements
Schedule 7.11	Litigation
Schedule 7.13(b)	Compliance with Laws
Schedule 7.14	Certain Environmental Matters
Schedule 7.15(a)	Liabilities and Obligations
Schedule 7.15(b)	Repaid Indebtedness
Schedule 7.16(a)	Real Properties and Leases
Schedule 7.16(d)	Fixed Assets
Schedule 7.17(a)	Tangible Personal Property
Schedule 7.17(b)	Personal Property Leases
Schedule 7.17(c)	Condition of Tangible Personal Property
Schedule 7.18(a)	List of Fictitious or Doing Business As Names
Schedule 7.18(b)	Intellectual Property Assets
Schedule 7.18(c)	Intellectual Property Agreements
Schedule 7.20	Contractual Commitments
Schedule 7.21	Capital Expenditures
Schedule 7.22	Inventories
Schedule 7.23	Insurance
Schedule 7.24(a)	Employee Matters
Schedule 7.24(b)	Employment Agreements
Schedule 7.24(c)	Employee Policies and Procedures

Schedule 7.24(d)	Unwritten Amendments
Schedule 7.24(e)	Labor Compliance
Schedule 7.24(f)	Unions
Schedule 7.24(g)	Unauthorized Aliens
Schedule 7.24(h)	Change of Control Benefits
Schedule 7.24(i)	Other Compensation Plans
Schedule 7.24(j)	ERISA Benefit Plans
Schedule 7.24(k)	Retirees
Schedule 7.25	Taxes
Schedule 7.26(a)	Prior Surveys
Schedule 7.26(b)	Pending Surveys
Schedule 7.27	Absence of Changes
Schedule 7.29(d)	Multiemployer Plans
Schedule 7.29(e)	Claims and Litigation
Schedule 7.31	Directors and Officers
Schedule 7.32	Bank Accounts
Schedule 8.1(a)	Health Care Licenses
Schedule 8.2	No Agency Action or Enforcement
Schedule 8.2(e)	Excluded Persons, Etc.
Schedule 8.2(f)	Appeals, Disputes or Contested Positions
Schedule 8.3(b)	HIPAA Compliance
Schedule 8.4	Billing Practices
Schedule 8.5(d)	Compliance Program and Code of Conduct
Schedule 9.2(b)	Operation of Business
Schedule 9.14	Release

Exhibits

A	TARGET Minority Securityholders
A1	Holdco Securityholders
B	Computation of Exercise Prices and Withholdings for Optionholders and Warrantholders
C	Form of Escrow Agreement
D	Lenders of the TARGET and its Subsidiaries
E	Form of Retained Assets Escrow Agreement
F	Form of Public Announcement
G	Form Opinion of TARGET Counsel
G2	Form Opinion of TARGET Cayman Counsel

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) dated as of the 18th day of February, 2008 (the “Effective Date”), by and among Amedisys, Inc., a Delaware corporation (the “Buyer Parent”) solely for purposes of Article XV, Amedisys TLC Acquisition, L.L.C., a Louisiana limited liability company (the “Buyer Company”), TLC Health Care Services, Inc., a Delaware corporation (the “TARGET”), the shareholders of the TARGET other than Holdco, as set forth on Exhibit A (all said persons, the “TARGET Minority Securityholders”), TLC Holdings I Corp., a Delaware corporation (“Holdco”), and the shareholders of Holdco, as set forth on Exhibit A1 (the “Holdco Securityholders”). The TARGET Minority Securityholders and the Holdco Securityholders are referred to herein as the “Sellers,” and the Buyer Company, the TARGET, Holdco, and the Sellers are hereinafter sometimes referred to collectively as the “Parties” or singly as a “Party”.

WHEREAS, the TARGET Minority Securityholders and Holdco own 100% of the issued and outstanding shares of the TARGET’s common stock, $0.01 par value per share (the “TARGET Shares”);

WHEREAS, the Holdco Securityholders own 100% of the issued and outstanding shares of Holdco’s voting and non-voting common stock, $0.01 par value per share (the “Holdco Shares” and, collectively with the TARGET Shares held by the TARGET Minority Securityholders, the “Purchased Shares”);

WHEREAS, each of the Sellers owns (i) that number of TARGET Shares set forth opposite such Seller’s name under the heading “Number of Shares Issued” on Exhibit A, (ii) that number and type (voting or non-voting) of Holdco Shares set forth opposite such Seller’s name under the heading “No. of Shares “ on Exhibit A1, (iii) that number of options to acquire TARGET Shares (along with the holders of Options to acquire the TARGET’s common stock listed on Exhibit A1 who are not Sellers, the “Options”) set forth opposite such Seller’s name under the heading “Fully Vested Stock Options at Closing” on Exhibit A; and

WHEREAS, (i) the Sellers desire to sell to the Buyer Company, and the Buyer Company desires to purchase from the Sellers, all of the Purchased Shares, and (ii) with funds provided by the Buyer Company, the Buyer Company desires the TARGET to cancel the Options and the Warrants, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I.

DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1 Defined Terms

“Accounting Firm” has the meaning Section 3.1(d)(vi) specifies.

“Accounting Policies” has the meaning Section 3.1(d)(iii) specifies.

“Actual Cash” has the meaning Section 3.1(e)(ii) specifies.

“Actual Indebtedness” has the meaning Section 3.1(e)(iii) specifies.

“Actual Transaction Expenses” has the meaning Section 3.1(e)(iv) specifies.

“Actual Working Capital” has the meaning Section 3.1(e)(i) specifies.

“Acquisition Proposal” has the meaning Section 9.10 specifies.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise).

“Agencies” means, collectively, the respective home health care and hospice, if applicable, agency operating locations, including branch offices, subunits and drop sites, owned by the TARGET, its Subsidiaries and the Franchisees, the individual addresses of which are listed on Schedule 1.1.1.

“Agreement” means this Agreement, including all Schedules and Exhibits to this Agreement.

“Assets to be Divested” has the meaning set forth in Section 3.2(d).

“Business” means the home healthcare and hospice businesses of the TARGET and its Subsidiaries that provide, directly or through the Franchisees, home health or hospice services to patients covered by Medicare, Medicaid, CHAMPUS and TriCare and all other similar Federal health care programs or state or local governmental programs, including state Medicaid waiver programs, Medicare or Medicaid managed care programs such as Medicare Advantage, commercial or private health care and/or hospice insurance programs, employer self-funded ERISA plans, trusts, or programs, preferred provider organization programs, Medigap, Medicare supplemental plans, and to other private payor patients, as presently carried on by the TARGET, its Subsidiaries and the Franchisees.

“Buyer Company” has the meaning the Preamble specifies.

“Buyer Indemnitees” has the meaning Section 10.2 specifies.

“Buyer Parent” has the meaning the Preamble specifies.

“Cap” means an amount equal to four percent (4%) of the Purchase Price.

“Capital Stock” means, with respect to: (i) any corporation, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation; and (ii) any other Entity, any share, membership, joint venture, partnership or other ownership interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Cash” shall mean the consolidated cash and cash equivalents of the TARGET and its Subsidiaries computed, as of the applicable date, in accordance with GAAP.

“Cash Compensation” means, as applied to any employee, nonemployee director or officer of the TARGET or any of its Subsidiaries, the wages, salaries, bonuses (discretionary and formula), fees and other cash compensation paid or payable by the TARGET or any of its Subsidiaries to that employee.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

“Change of Control Payments” shall mean any change of control payment due and owing to the Senior Management resulting from the purchase of the Purchased Shares as set forth on Schedule 3.1(a).

“Change of Control Payment Amount” shall mean the sum of all Change of Control Payments set forth on Schedule 3.1(a) and deducted from the Purchase Price.

“Charter Documents” means, with respect to any Entity at a specific time, in each case as amended, modified and supplemented at such time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of that Entity, (ii) the bylaws or limited liability company agreement or regulations (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock or of any rights in respect of that Entity’s Capital Stock.

“CHOW” has the meaning Section 9.8(b) specifies.

“Claim” has the meaning Section 9.11(a) specifies.

“Closing” has the meaning Section 4.1 specifies and shall be effective at 12:01 a.m. on the Closing Date.

“Closing Date” has the meaning Section 4.1 specifies.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Conditions of Participation” means conditions established by CMS or applicable state agencies for eligibility to participate in its/their home health care and/or hospice programs.

“Confidential Information” means, with respect to any Person, all trade secrets and other confidential, nonpublic or proprietary information prepared for, or by or on behalf of, that Person including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority.

“Contractual Commitment” has the meaning Section 7.20(a) specifies.

“Copyrights” has the meaning Section 7.18(a) specifies.

“Damage” to any specified Person means any loss, cost, damage, expense (including reasonable fees and actual disbursements by attorneys, consultants, experts or other Representatives, including Litigation costs), fine of, penalty on, or liability of any other nature of that Person; provided, however, that the term “Damage” shall not include loss of earnings or profits or any consequential, exemplary, punitive or treble damages of such Person. Notwithstanding any other provisions of this Agreement, for purposes of Article X of this Agreement, in calculating the amount of Damages arising from a breach of any representations, warranties, and covenants contained in this Agreement which is qualified by the words “Material” “Materiality” or “Material Adverse Effect” or similar terms, or by a specific dollar threshold, such Damages shall be calculated as if such qualifier or threshold were not contained therein, it being understood that the exclusion of such qualifier or threshold shall apply solely for the purposes of calculation of Damages, and not for the purpose of determining whether or not a breach has occurred.

“Deductible” means $1,000,000.

“Derivative Securities” of a specified Entity means any Capital Stock, debt security or other Indebtedness of the specified Entity or any other Person which is convertible into or exchangeable for, or any option, warrant or other right to acquire (i) any unissued Capital Stock of the specified Entity or (ii) any Capital Stock of the specified Entity which has been issued and is being held by the Entity directly or indirectly as treasury Capital Stock.

“DHHS” means U.S. Department of Health and Human Services.

“Disclosure Schedule” has the meaning the first paragraph of Article VI specifies.

“Dispute Resolution Procedure” has the meaning Section 3.1(d)(vi) specifies.

“Divested Asset Proceeds” has the meaning set forth in Section 3.2(d).

“DMERC” means any Durable Medical Equipment Regional Carrier to which the Seller may submit claims for reimbursement for durable medical equipment and any successor thereto, whether referred to as a DMERC or DME-MAC (Durable Medical Equipment Medicare Administrative Contractor).

“Effective Date” has the meaning set forth in the preface above.

“Employee Policies and Procedures” means the TARGET’s or any Subsidiary’s current written employee manuals and Material policies, procedures and work-related rules that apply to the TARGET’s or any Subsidiary’s employees.

“Employment Agreement” means any agreement to which the TARGET or any of its Subsidiaries is currently a party (or under which any of them has continuing obligations to an employee) that relates to the employment of an employee of TARGET or any of its Subsidiaries, including all employee leasing agreements and/or agreements which restrict competition with the TARGET or any of its Subsidiaries in relation to the Business.

“Entity” means any sole proprietorship, corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company or joint venture.

“Environmental Laws” means any and all Legal Requirements relating to the environment or public or worker health or safety, including ambient air, surface water (including without limitation water management and runoff), land surface or subsurface strata, or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes (including without limitation radioactive waste, nuclear waste, Solid Wastes, Hazardous Wastes or Hazardous Substances) or noxious noise or odor into the environment, or otherwise relating to the treatment, storage, or disposal, recycling, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic, hazardous or medical substances or wastes (including without limitation petroleum, petroleum distillates, asbestos or asbestos containing material, volatile organic compounds and polychlorinated biphenyls). Such “Environmental Laws” include, without limitation, the Clean Air Act, the Clean Water Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Federal Insecticide, Fungicide and Rodenticide Act, the Occupational Safety and Health Act (OSHA), the OSHA Bloodborne Pathogens Standard, the Needlestick Safety and Prevention Act, the Emergency Planning and Community Right-to-Know Act of 1986i, 42 U.S.C. §§ 9601 et seq., which is commonly referred to as the “Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA),” and 42 U.S.C. §§ 6992 et seq., which is commonly referred to as the “Medical Waste Tracking Act.”

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any specified Person at any time, any other Person, including an Affiliate of the specified Person, that is, or at any time within six years of that time was, a member of any ERISA Group of which the specified Person is or was a member at the same time.

“ERISA Affiliate Pension Plan” has the meaning Section 7.23(j) specifies.

“ERISA Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA and includes any ERISA Pension Plan.

“ERISA Group” means any “group of organizations” within the meaning of Section 414(b), (c), (m) or (o) of the Code or any “controlled group” as defined in Section 4001(a)(14) of ERISA.

“ERISA Pension Plan” means any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code (excluding any Multiemployer Plan).

“Escrow Agent” has the meaning Section 3.1(f)(i) specifies.

“Escrow Agreement” has the meaning Section 3.1(f)(i) specifies.

“Escrow Amount” means an amount equal to four percent (4%) of the Purchase Price.

“Escrow Consideration” has the meaning Section 3.1(f)(i) specifies.

“Escrow Fund” has the meaning Section 3.1(f)(i) specifies.

“Estimated Cash” has the meaning Section 3.1(d)(i) specifies.

“Estimated Closing Balance Sheet” has the meaning Section 3.1(d)(i) specifies.

“Estimated Closing Statement” has the meaning Section 3.1(d)(i) specifies.

“Estimated Working Capital” has the meaning Section 3.1(d)(i) specifies.

“Final Closing Statement” has the meaning Section 3.1(d)(vii) specifies.

“Final Determination Date” has the meaning Section 3.1(d)(vii) specifies.

“Final Purchase Price” has the meaning Section 3.1(b)(iii) specifies.

“Financial Information” means (i) (A) the audited consolidated balance sheets as of March 31, 2006, and the related consolidated statements of operations, stockholder’s equity and cash flows of the TARGET for the period ending March 31, 2006, (B) the audited consolidated balance sheets as of March 31, 2007, and the related consolidated statements of operations, stockholder’s equity and cash flows of the TARGET for the period ending March 31, 2007, and (ii) the Latest Balance Sheet and the related consolidated statements of operations, stockholders equity and cash flows of the TARGET for the nine (9) month period ending December 31, 2007.

“Financing Documents” has the meaning Section 5.4 specifies.

“Franchise Agreement” or “License Agreement” has the meaning Section 7.3 specifies.

“Franchisee” or “Licensee” has the meaning Section 7.3 specifies.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Programs” means Medicare, Medicaid, TRICARE/CHAMPUS, and all other federal or state health care benefit program.

“Governmental Approval” means as of any specific time any authorization, consent, approval, Permit, franchise, certificate, license, Health Care License, implementing order or exemption of any Governmental Authority at that time.

“Governmental Authority” means (i) any Federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government, (ii) any Person having the authority under any applicable Legal Requirement to assess and collect Taxes for its own account, and (iii) DHHS, CMS or its fiscal intermediary and carrier agents, the DHHS Office of Inspector General, the U.S. Department of Justice, any state attorney general, any state Medicaid Fraud unit, the Office of Civil Rights, and any state department of health.

“Guaranty” means, for any specified Person, without duplication, any liability, contingent or otherwise, of that Person guaranteeing or otherwise becoming liable for any obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including without limitation any liability of the specified Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) that obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of that obligation, (ii) to purchase property or other assets, securities or services for the purpose of assuring the owner of that obligation of its payment or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay that obligation; provided, that the term “Guaranty” does not include endorsements for collection or deposit in the ordinary course of the endorser’s business.

“Hazardous Substance” means any material defined as a toxic or hazardous substance pursuant to 42 U.S.C. § 9601(14).

“Health Care Laws” means any local, state or Federal statutes or regulations, guidelines, ordinances, permits, orders, standards, Conditions of Participation, accreditation standards, requirements, approvals or consents, relating to the following: (a) Government Programs; (b) billing and submission of a claim to a Government Program, or reimbursement, payments, and cost reporting, including the Government Program reimbursement requirements; (c) the Medicare and Medicaid Anti Kickback Fraud and Abuse Law; (d) the health care fraud laws including the Civil Money Penalty Provisions, the Civil and Criminal False Claims Acts, or mail/wire fraud, and to the extent applicable, their respective state-law counterparts; (e) medical records and patient privacy and security laws, inclusive of the requirements of HIPAA; (f) disclosure of ownership and related organization/party requirements; (g) treatment and reporting by the TARGET or any of its Subsidiaries in the operation of the Business relating to infectious disease(s); and (h) state certificate of need laws.

“Health Care Liability Claims” shall mean any liabilities of the TARGET or any of is Subsidiaries or Franchisees for periods prior to the Closing Date relating to any investigations, actions, demands or charges brought by the Office of Inspector General, the U.S. Department of Justice, a Medicaid Fraud Control Unit or any other administrative, enforcement or prosecutorial authority, related to health care fraud, abuse or other misconduct.

“Health Care Licenses” means all licenses, permits, accreditations, certificates of need, provider numbers, provider agreements, approvals, qualifications, certifications, and other Governmental Approvals granted by any health care regulatory agency or other Governmental Authority relating to or affecting the Business, the ownership, operation, maintenance, management, use, regulation, development or expansion of the Business, the provision of health care services thereby, or the reimbursement of health care costs relating thereto.

“HIPAA” means the Health Insurance Portability and Accountability Act and the regulations promulgated thereunder and all amendments thereto.

“Holdco” has the meaning the Preamble specifies.

“Holdco Securityholders” has the meaning the Preamble specifies.

“Holdco Shares” has the meaning specified in the second WHEREAS clause.

“HSBC” means HSBC Bank USA, N.A.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level or income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; (x) obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement whether entered into for hedging or speculative purposes; and (xi) in the case of the TARGET and its Subsidiaries, the liabilities listed on Schedule 1.2.

“Indemnification Claim Notice” has the meaning Section 10.5(a) specifies.

“Indemnified Party” has the meaning Section 10.5(a) specifies.

“Indemnified Party Tax Increase” has the meaning Section 9.13(f) specifies.

“Indemnifying Party” has the meaning Section 10.5(a) specifies.

“Initial Payment Amount” has the meaning Section 3.1(b)(iii) specifies.

“Intellectual Property Assets” has the meaning Section 7.18(a) specifies.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the TARGET and its Subsidiaries’ operations and not for speculative purposes.

“IRCA” means the Immigration Reform and Control Act of 1986 and all amendments thereto.

“JCAHO” means the Joint Commission on Accreditation of Healthcare Organizations.

“Key Executives” means the following executives of the TARGET: (i) Wesley N. Perry, (ii) Willard T. Derr, (iii) Paul Oettinger, (iv) David Frank, and (v) Judy Robbins.

“Key Executive Promissory Notes” means the Promissory Notes between the Key Executives and the Holdco as set forth on Schedule 7.20.

“Latest Balance Sheet” means the unaudited consolidated balance sheet of the TARGET as of December 31, 2007.

“Law” shall mean any statute, law, ordinance, rule or regulation of any Governmental Authority.

“Legal Requirement” means as of any specific time any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization or other requirement of any Governmental Authority in effect at such time.

“Letter of Intent” means the Term Sheet dated December 5, 2007, as amended by the First Amendment thereto dated as of February 1, 2008, executed by Amedisys, Inc. and Holdco relating to the acquisition of the TARGET.

“Lien” means, with respect to any property or other asset of any Person (i) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (ii) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of that Person, including without limitation any “adverse claim” (as Section 8-302(b) of each applicable Uniform Commercial Code defines that term) in the case of any Capital Stock. For purposes of this Agreement, a Person will be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease, synthetic lease or other title retention agreement relating to that asset.

“List of Excluded Individuals/Entities” means the database maintained by the DHHS Office of Inspector General relating to parties excluded from participation in Medicare, Medicaid and all other Federal health care programs.

“Litigation” means any action, case, proceeding, claim, suit, or investigation conducted by or pending before any Governmental Authority.

“Marks” has the meaning Section 7.18(a) specifies.

“Material” means, as applied to any Person, material to the business, operations, property or other assets, liabilities, financial condition, or results of operations of that Person.

“Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate with other facts, events, series of events, changes, effects or circumstances, has had or is reasonably likely to have a material adverse effect on the business, operations, condition (financial or otherwise), or results of operations or prospects of TARGET and its Subsidiaries (including for purposes hereof the Franchisees), taken as a whole; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) any fact, event, series of events, change, effect or circumstance resulting from or relating to changes in economic or financial conditions generally including economic or market conditions of the home healthcare and hospice business (other than any final or proposed (if reasonably likely to become final) reimbursement changes from any Governmental Program other than that specified in clause (vii) below and/or except to the extent that such change has had, or is reasonably likely to have, a disproportionate effect on TARGET and its Subsidiaries, taken as a whole, relative to other Persons in their industry); (ii) any fact, event, series of events, change, effect or circumstance resulting from or relating to the execution of, compliance with the terms of, or the taking of any action required by this Agreement or the consummation of the transactions contemplated by this Agreement or the public announcement of the transactions contemplated by this Agreement and the other Transaction Documents; (iii) any change in GAAP after the Effective Date, (iv) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (v) any change in the financial, banking, credit, securities, or commodities markets, the economy in general or prevailing interest rates of the United States or any other jurisdiction, where the TARGET and its Subsidiaries have operations or significant revenues, (vi) any changes in any Law or the interpretation thereof after the Effective Date (other than those relating to reimbursement and otherwise addressed in clause (i) above or clause (vii) below), or (vii) the negative revenue impact on TARGET and Subsidiaries arising from the reimbursement reductions and other reimbursement changes set forth in the Home Health Prospective Payment System Refinement and Rate Update for Calendar Year 2008, 72 Fed. Reg. 49761 et seq. (August 29, 2007).

“Material Contracts” of any Person means any contract or agreement, whether written or oral, to which that Person is a party, or by which that Person is bound or to which any property or other assets of that Person is subject and, in each case, that is Material to that Person.

“Medicaid” means collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program, including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all government authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program, including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, guidelines and requirements of all governmental authorities promulgated in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare Recoupment Claims” shall mean any liabilities of the TARGET or any of its Subsidiaries under the Medicare Program for periods prior to the Closing Date, including cost report liabilities and adjustments or other recoupments related to Partial Episode Payments, and M0175 recoveries.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, Section 414 of the Code or Section 3(37) of ERISA.

“Notice of Disagreement” has the meaning Section 3.1(d)(iv) specifies.

“Option and Warrant Exercise Amount” means the aggregate exercise price of all Options and Warrants outstanding immediately prior to their cancellation pursuant to Section 3.1(c)(ii).

“Optionholder” means a holder of one or more Options.

“Options” has the meaning set forth in the third WHEREAS clause above.

“Option Plan” means the TARGET’s 2005 Incentive Stock Option Plan permitting the grant of share options to certain of the TARGET’s employees for up to 176,470 TARGET Shares.

“Other Compensation Plans” means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the TARGET or any of its Subsidiaries or to which the TARGET or any of its Subsidiaries contributes, on behalf of any of its employees (i) including all such arrangements, plans, policies, practices or programs providing for severance or termination pay, deferred compensation, incentive, bonus or performance awards or the actual or phantom ownership of any Capital Stock or Derivative Securities of the TARGET or any of its Subsidiaries, but (ii) excluding all ERISA Pension Plans and Employment Agreements of the TARGET or any of its Subsidiaries.

“Party” or “Parties” has the meaning the Preamble specifies.

“Patents” has the meaning Section 7.18(a) specifies.

“Payoff Letter” had the meaning Section 4.3(a)(ix) specifies.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Permits” means all licenses, certificates of occupancy and other permits, consents and approvals required by any Governmental Authority to lawfully operate the Business (including any pending applications for such licenses, certificates, certificates of need, permits, consents or approvals).

“Permitted Liens” means, with respect to the property or other assets of any Person (or any revenues, income or profits of that Person therefrom): (i) Liens for Taxes if the same are not at the time due and delinquent; (ii) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums not yet due; (iii) Liens incurred in the ordinary course of that Person’s business in connection with worker’s compensation, unemployment insurance and other social security legislation (other than pursuant to ERISA or Section 412(n) of the Code); (iv) Liens incurred in the ordinary course of that

Person’s business in connection with deposit accounts or to secure the performance of bids, tenders, trade contracts, statutory obligations, surety and appeal bonds, performance and return of money bonds and other obligations of like nature; (v) easements, rights of way, reservations, restrictions and other similar encumbrances incurred in the ordinary course of that Person’s business or existing on property and not materially interfering with the ordinary conduct of that Person’s business or the use of that property; (vi) defects or irregularities in that Person’s title to its real properties which do not materially (A) diminish the value of the surface estate or (B) interfere with the ordinary conduct of that Person’s business or the use of any such properties; and (vii) any interest or title of a lessor of assets that Person is leasing pursuant to any capital lease or synthetic lease or any lease (other than a synthetic lease) that is accounted for as an operating lease.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Plan” has the meaning Section 7.27(a) specifies.

“Prior Period” has the meaning Section 9.13(a) specifies.

“Private Programs” means any non-governmental private insurance program or other payment program.

“Proceeding” has the meaning Section 10.5(a) specifies.

“Prohibited Transaction” means any transaction either Section 4975 of the Code or Section 406 of ERISA prohibits and neither Section 4975 of the Code nor Section 408 of ERISA exempts.

“Proposed Closing Statement” has the meaning Section 3.1(d)(ii) specifies.

“Pro Rata Share” means (i) with respect to any TARGET Minority Securityholder, the quotient obtained by dividing (A) the aggregate number of outstanding TARGET Shares held by such TARGET Minority Securityholder assuming the exercise of all outstanding Options and Warrants held by such TARGET Minority Securityholder by (B) the aggregate number of outstanding TARGET Shares assuming the exercise of all outstanding Options and Warrants, as set forth on Exhibit A, (ii) with respect to any non-Seller Optionholder or non-Seller Warrantholder, the quotient obtained by dividing (A) the aggregate number of outstanding TARGET Shares held by such non-Seller Optionholder or non-Seller Warrantholder assuming the exercise of all outstanding Options or Warrants held by such non-Seller Optionholder or non-Seller Warrantholder, by (B) the aggregate number of outstanding TARGET Shares assuming the exercise of all outstanding Options and Warrants, as set forth on Exhibit A, and (iii) with respect to any Holdco Securityholder, the product obtained by multiplying (A) Holdco’s Pro Rata Share (determined under clause (i) of this definition as if Holdco were a TARGET Minority Securityholder) by (B) the quotient obtained by dividing the aggregate number of Holdco Shares held by such Holdco Securityholder by the aggregate number of outstanding Holdco Shares held by all Holdco Securityholders.

“Purchased Shares” has the meaning specified in the second WHEREAS clause.

“Purchase Price” has the meaning Section 3.1(a) specifies.

“Qualified Plans” has the meaning Section 7.27(b) specifies.

“RCRA” means the Resource Conservation and Recovery Act of 1976 and all amendments thereto.

“Registered Notes” means certain registered promissory notes held by the Holdco Securityholders as set forth on Exhibit A1.

“Regulatory Expenses” has the meaning set forth in Section 14.4(b).

“Related Party Agreement” means any contract or other agreement, (i) to which the TARGET or any of its Subsidiaries is a party or is bound or by which any property or other asset of the TARGET or any of its Subsidiaries is bound and (ii) (A) to which the TARGET or any of its Subsidiaries is also a party or (B) of which any Affiliate of the TARGET is a beneficiary.

“Repaid Indebtedness” has the meaning set forth in Section 7.15(b).

“Reportable Event” means, with respect to any TARGET Pension Plan, (i) the occurrence of any of the events set forth in Sections 4043(b) or (c) (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations), 4062(e) or 4063(a) of ERISA with respect to that plan, (ii) any event requiring the Seller or any ERISA Affiliate of the Seller to provide security to that plan under Section 401(a)(29) of the Code or (iii) any failure to make a payment Section 412(m) of the Code requires with respect to that plan.

“Representatives” means, with respect to any Person, the directors, officers, employees, Affiliates, accountants (including independent certified public accountants), advisors, attorneys, consultants or other agents of that Person.

“Restructuring” has the meaning Section 3.2 specifies.

“Retained Assets Escrow Agreement” has the meaning set forth in Section 3.2(c).

“Retained Assets Escrow Amount” has the meaning set forth in Section 3.2(c).

“Retained Assets Escrow Fund” has the meaning set forth in Section 3.2(c).

“Retained Assets Value Amount” has the meaning set forth in Section 3.2(c).

“Retained Related Party Agreements” has the meaning Section 7.10 specifies.

“Returns” of a Person means the returns, reports or statements (including any information returns) any Legal Requirement requires that Person to file for purposes of any Tax.

“Rights in Mask Works” has the meaning Section 7.18(a) specifies.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller Indemnitees” has the meaning Section 10.3 specifies.

“Sellers” has the meaning the Preamble specifies.

“Sellers’ Representative” has the meaning Section 14.1 specifies.

“Senior Management” means those persons set forth on Schedule 1.3(f).

“Shared Services Agreement” has the meaning set forth in Section 3.2(b).

“Software” means all Material computer software used by TARGET or its Subsidiaries in the conduct of the Business.

“Solid Wastes, Hazardous Wastes or Hazardous Substances” have the meanings ascribed to those terms in CERCLA, RCRA or any other Environmental Law applicable to the business or operations of the TARGET that imparts a broader meaning to any of those terms than does CERCLA or RCRA.

“Straddle Period” has the meaning Section 9.13(a) specifies.

“Subsidiary” means any corporation, partnership, limited liability company or other business Entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the ownership interests therein or has the power to vote or direct the voting of sufficient securities thereof to elect a majority of its directors or other persons performing similar functions.

“TARGET” has the meaning the Preamble specifies.

“TARGET Benefit Plan” has the meaning Section 7.23(j) specifies.

“TARGET Minority Securityholders” has the meaning the Preamble specifies.

“TARGET Pension Plan” has the meaning Section 7.23(j) specifies.

“TARGET Personnel” has the meaning Section 9.11(a) specifies.

“TARGET Shares” has the meaning specified in the first WHEREAS clause.

“TARGET Working Capital” shall mean $10,561,000.

“Tax” or “Taxes” means all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges or assessments of any nature whatever imposed by any Legal Requirement, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Claim” has the meaning Section 9.13(e) specifies.

“Tax Dispute Notice” has the meaning Section 9.13(a) specifies.

“Tax Indemnified Party” has the meaning Section 9.13(e) specifies.

“Tax Indemnifying Party” has the meaning Section 9.13(e) specifies.

“Tax Losses” has the meaning Section 9.13(c) specifies.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” has the meaning Section 9.13(a) specifies.

“Termination Event” means, with respect to any TARGET Benefit Plan, (i) any Reportable Event with respect to that plan which is likely to result in the termination of that plan, (ii) the termination of, or the filing of a notice of intent to terminate, that plan or the treatment of any amendment to that plan as a termination under Section 4041(c) of ERISA or (iii) the institution of proceedings to terminate, or the appointment of a trustee to administer, that plan under Section 4042 of ERISA.

“Termination Fee” means $8,000,000.

“Third Party Claim” has the meaning Section 10.5(a) specifies.

“Third Party Payor” includes any entity charged with paying claims or reimbursing the TARGET or any of its Subsidiaries or Franchisees, the Agencies, branch offices, provider, and/or the Business for home health care or hospice services, as appropriate, provided to Government Program or Private Program patients, including but not limited to Government Program fiscal intermediaries and carriers or DMERCs and Private Program health insurance administrators or third party administrators.

“TLC Retained Assets” has the meaning Section 3.2 specifies.

“Trade Secrets” has the meaning Section 7.18(a) specifies.

“Transaction Documents” means this Agreement and the other written agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transaction Expenses” means (i) any and all legal and other expenses incurred by Holdco, the TARGET or any Subsidiary thereof in connection with the purchase and sale of the Purchased Shares, and (ii) any amounts required to be paid by the Holdco, the TARGET or any Subsidiary thereof to obtain the consent, waiver or other approval of any third party necessary to consummate the purchase and sale of the Purchased Shares, subject to the terms of this Agreement, as set forth on Schedule 1.1.4.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Transfer Taxes” has the meaning Section 9.6 specifies.

“Warrants” means the Term D Warrants listed on Exhibit A.

“Warrantholder” means the holder of one or more Warrants.

“W/C Release Amount” has the meaning Section 3.1(f)(ii)(x) specifies.

“Working Capital” shall mean the consolidated working capital of the TARGET and its Subsidiaries computed in accordance with GAAP and consistent with the TARGET’s past practices and the methodology set forth on Schedule 1.1.5, subject to the following adjustments: (i) no Change of Control Payments will be included in the computation thereof; (ii) Cash shall be excluded from the computation thereof; (iii) Repaid Indebtedness shall be excluded from the computation thereof; and (iv) Transaction Expenses shall be excluded from the computation thereof.

Section 1.2 Other Defined Terms

Words and terms this Agreement uses which other Sections of this Agreement define are used in this Agreement as those other Sections define them.

Section 1.3 Other Definitional Provisions

(a) Except as this Agreement otherwise specifies, all references herein to any Law or any Legal Requirement defined or referred to herein, including the Code, CERCLA, ERISA, HIPAA and RCRA, are references to that Law or Legal Requirement or any successor Law or Legal Requirement, as the same may have been amended or supplemented from time to time through the Closing Date, and any rules or regulations promulgated thereunder.

(b) This Agreement uses the words “herein,” “hereof” and “hereunder” and words of similar import to refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Article,” “Section,” “Preamble,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Preamble, Schedules and Exhibits to, this Agreement unless it otherwise specifies.

(c) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d) The word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.

(e) The term “business day” means any day other than a day on which commercial banks are authorized or required to close in New York and Louisiana.

(f) The phrase “to the knowledge of the Sellers” or phrases with similar wording, when used in this Agreement to qualify any representation or warranty Article VI, VII or VIII contains, means the actual knowledge of each Person identified on Schedule 1.3(f) on the applicable date after reasonable inquiry and investigation based on the books, records, files or other documents or information in the possession of or reasonably available to such Person on or prior to such date.

(g) The language this Agreement uses will be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

(h) All references to dollars in this Agreement shall mean U.S. dollars.

Section 1.4 Captions

This Agreement includes captions to Articles, Sections and subsections of, and Schedules and Exhibits to, this Agreement for convenience of reference only, and these captions do not constitute a part of this Agreement or any other Transaction Document for any other purpose or in any way affect the meaning or construction of any provision of this Agreement or any other Transaction Document.

ARTICLE II.

PURCHASE AND SALE OF PURCHASED SHARES

Section 2.1 Purchase and Sale of the Purchased Shares at the Closing

(a) In accordance with, and subject to, the provisions of this Agreement, at the Closing the Buyer Company shall purchase from each TARGET Minority Securityholder, and each TARGET Minority Securityholder shall transfer, convey, assign, and deliver to the Buyer Company (or to Holdco at the Buyer Company’s election), all of such TARGET Minority Securityholder’s right, title and interest in and to the TARGET Shares owned by such TARGET Minority Securityholder as set forth on Exhibit A free and clear of any Liens, warrants, options, calls, commitments, proxies and voting agreements and with no restriction on the voting rights, if any, and other incidents of record and beneficial ownership pertaining thereto, including community property or other spousal rights. The TARGET Shares purchased pursuant to this Section 2.1(a), together with the TARGET Shares owned by Holdco, shall constitute 100% of the equity interest in the TARGET as of the Closing Date.

(b) In accordance with, and subject to, the provisions of this Agreement, at the Closing the Buyer Company shall purchase from each Holdco Securityholder, and each Holdco Securityholder shall transfer, convey, assign, and deliver to the Buyer Company, all of such Holdco Securityholder’s right, title and interest in and to the Holdco Shares owned by such Holdco Securityholder as set forth on Exhibit A1 free and clear of any Liens, warrants, options, calls, commitments, proxies and voting agreements and with no restriction on the voting rights, if any, and other incidents of record and beneficial ownership pertaining thereto, including community property or other spousal rights. The Holdco Shares purchased pursuant to this Section 2.1(b) shall constitute 100% of the equity interest in Holdco as of the Closing Date.

Section 2.2 Cancellation of Options and Warrants

Holdco and the Sellers shall cause the TARGET to cancel all Warrants and Options as of Closing.

Section 2.3 Payment of Senior Management Promissory Note

At Closing, the Key Executives shall repay and satisfy in full the Key Executive Promissory Notes.

ARTICLE III.

PURCHASE PRICE; PAYMENT; ADJUSTMENT

Section 3.1 Purchase Price; Payment; Adjustment

(a) Purchase Price.

(i) The Parties agree that the aggregate purchase price to be paid by the Buyer Company to the Sellers’ Representative for the account of the Sellers for all the Purchased Shares, and for the cancellation of all Options and Warrants, shall be $395,000,000 (the “Purchase Price”) subject to adjustment pursuant to the provisions of Section 3.1(b).

(ii) The Parties acknowledge and agree that the TARGET, simultaneously with purchase and sale of the Purchased Shares, shall pay the Change of Control Payments due and owing to Senior Management resulting from the purchase of the Purchased Shares, less applicable withholding Taxes or other amounts required to be withheld by Law. If any Change of Control Payments or similar payments due and owing to the Senior Management resulting from the purchase of the Purchased Shares are not satisfied by the TARGET simultaneously with the Closing as set forth herein and included in the Change of Control Payment Amount, the Sellers, jointly and severally, shall make payment thereof and shall defend and indemnify the TARGET and its Subsidiaries and their Affiliates from all claims and liabilities resulting from payment thereof. The obligation of the Sellers pursuant to this Section 3.1(a)(iii) shall not be subject to the Deductible or be included in the Damages subject to the Cap.

(b) Initial Payment Amount; Final Purchase Price. The aggregate amount to be paid by the Buyer Company to the Sellers’ Representative for the account of the Sellers and non-Seller Warrantholders and non-Seller Optionholders on the Closing Date shall equal:

(i) (A) $395,000,000, plus

(B) Estimated Cash, plus

(C) the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital, less

(D) the amount, if any, by which the Estimated Working Capital is less than the Target Working Capital, less

(ii) the Escrow Amount; less

(iii) the Retained Assets Escrow Amount; less

(iv) the Repaid Indebtedness; less

(v) the Change of Control Payment Amount; less

(vi) the Estimated Transaction Expenses.

(such resulting amount, the “Initial Payment Amount”). The final aggregate amount to be paid by the Buyer Company to the Sellers’ Representative hereunder, for the account of the Sellers, (i.e., the Initial Payment Amount plus or minus the aggregate of any payments pursuant to Sections 3.1(d) and 3.1(e) plus the Escrow Consideration) shall be the “Final Purchase Price”.

(c) Payments at Closing; Cancellation of Options and Warrants.

(i) At the Closing, the Buyer Company shall pay to the Sellers’ Representative for the account of each Seller and non-Seller Optionholder and non-Seller Warrantholder, by wire transfer of immediately available United States funds to the bank account designated by the Sellers’ Representative, an amount equal to each Seller’s Pro Rata Share of the Initial Payment Amount; provided, however, the amount payable to each Optionholder and Warrantholder shall be reduced by (x) the product of the applicable exercise price(s) for the related Options and Warrants times the number of TARGET Shares subject to such Options and Warrants, as the case may be, and (y) applicable withholding Taxes or other amounts required to be withheld by Law, and the Buyer Company shall deliver all such amounts computed pursuant to clauses (x) and (y) to the TARGET at the Closing and the Buyer Company shall cause the TARGET to make timely payment of the amounts in clause (y) as required by applicable Law, all as set forth on Exhibit B.

(ii) At the Closing, all Options and Warrants, whether or not then exercisable, shall be (or, if not previously exercisable, shall become) exercisable and such Options and Warrants shall be cancelled by the TARGET at the Closing and each Optionholder and Warrantholder shall be entitled to receive, in consideration of such cancellation, the respective amount delivered in accordance with Section 3.1(c)(i).

(d) Delivery of Estimated Closing Statement and Proposed Closing Statement.

(i) No less than five (5) business days prior to the Closing Date, the Sellers’ Representative shall, or shall cause TARGET to, deliver to the Buyer Company (A) an estimated consolidated balance sheet of the TARGET and its Subsidiaries as of the opening of business on the Closing Date (the “Estimated Closing Balance Sheet”) and (B) a statement (the “Estimated Closing Statement”) setting forth (each, without duplication) (x) a good faith estimate of the Working Capital as of the opening of business on the Closing Date (the “Estimated Working Capital”) and Cash as of the opening of business on the Closing Date (the “Estimated Cash”) and (y) the Repaid Indebtedness of the TARGET and its Subsidiaries as of the opening of business on the Closing Date and the Transaction Expenses as of the opening of business on the Closing Date.

(ii) As promptly as practicable, but no later than sixty (60) days after the Closing, the Buyer Company shall deliver to the Sellers’ Representative, on behalf of the Sellers, a statement setting forth a good faith determination (each without duplication) of the Working Capital as of the opening of business on the Closing Date and Cash as of the opening of business on the Closing Date (the “Proposed Closing Statement”). The Buyer Company shall and shall cause the TARGET and its Subsidiaries and its and their respective Representatives to assist the Sellers’ Representative and its Representatives in its review of the Proposed Closing Statement and shall provide the Sellers’ Representative and its Representatives access at reasonable times to the personnel, properties, books and records of the TARGET and its Subsidiaries for such purpose and for the other purposes set forth in this Section 3.1, in each case, without cost to the Sellers.

(iii) Unless otherwise provided for herein or agreed upon by the Buyer Company and the Sellers’ Representative, the Estimated Closing Balance Sheet, the Estimated Closing Statement, the Proposed Closing Statement and the Final Closing Statement shall be prepared in accordance with GAAP applied in a manner consistent with the same accounting principles, policies, methodologies or procedures (the “Accounting Policies”) used in preparing the Latest Balance Sheet, except that in calculating current assets and current liabilities, no effect shall be given to (x) the Transactions, or the financing thereof or (y) any purchase accounting or other similar adjustments resulting from the consummation of the Transactions.

(iv) In the event the Sellers’ Representative disputes any aspect of the Proposed Closing Statement, the Sellers’ Representative shall notify the Buyer Company in writing of its objections within fifteen (15) days after receipt of the Proposed Closing Statement and shall set forth, in writing and in reasonable detail, the reasons for the Sellers’ Representative’s objections (a “Notice of Disagreement”).

(v) During the fifteen (15) days immediately following the delivery of any Notice of Disagreement, the Buyer Company and the Sellers’ Representative shall seek in good faith to resolve any differences that they may have with respect to any matter specified in such Notice of Disagreement. During such period, the Buyer Company and the Sellers’ Representative shall each have access to the other Party’s working papers, trial balances and similar materials prepared in connection with the other Party’s preparation of the Proposed Closing Statement and the Notice of Disagreement, as the case may be.

(vi) If, at the end of such fifteen (15) day period specified in Section 3.1(d)(v), the Buyer Company and the Sellers’ Representative have not been able to resolve, in writing, all differences that they may have with respect to any matter specified in such Notice of Disagreement, the Buyer Company and the Sellers’ Representative shall submit to Ernst & Young LLP (the “Accounting Firm”) for review and resolution of any and all matters that remain in dispute (and as to no other matter), and the Accounting Firm shall reach a final, binding resolution of all matters that remain in dispute, which final resolution shall not be subject to collateral attack for any reason (other than fraud) and shall be (u) in writing, shall be within the range of the amount contested by the Sellers’ Representative and the Buyer Company and signed by the Accounting Firm, (v) furnished to the Buyer Company and the Sellers’ Representative as soon as practicable after the items in dispute have been referred to the Accounting Firm, which shall not be more than thirty (30) days after such referral, (w) made in accordance with this Agreement and (x) conclusive and binding upon the Parties on the date of delivery of such written resolution. The Buyer Company and the Sellers’ Representative agree to execute, if requested by the Accounting Firm, a reasonable engagement letter in customary form and shall cooperate fully with the

Accounting Firm and promptly provide all documents and information requested by the Accounting Firm so as to enable it to make such determination as quickly and as accurately as practicable. The procedure outlined in this Section 3.1(d)(vi) is referred to as the “Dispute Resolution Procedure”.

(vii) The Proposed Closing Statement shall become the “Final Closing Statement” (x) on the sixteenth (16th) day following the receipt of the Proposed Closing Statement by Sellers’ Representative if a Notice of Disagreement has not been delivered to the Buyer Company by the Sellers’ Representative, (y) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.1(d)(v) or Section 3.1(d)(vi), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and (z) with such changes as are necessary to reflect the Accounting Firm’s resolution of matters in dispute, on the date the Accounting Firm delivers its final, binding resolution pursuant to Section 3.1(d)(vi). The date on which the Proposed Closing Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date”.

(viii) The Buyer Company, the Sellers’ Representative and the Sellers shall each pay their own costs and expenses incurred in connection with such Dispute Resolution Procedure; provided, that the fees and expenses of the Accounting Firm shall be borne in the same proportion that the Sellers’ Representative’s position, on the one hand, and the Buyer Company’s position, on the other hand, initially presented to the Accounting Firm (based on the aggregate of all differences taken as a whole) bear to the final resolution as determined by the Accounting Firm. The Sellers’ share of the fees and expenses of the Accounting Firm shall be satisfied exclusively from the Escrow Fund and the Deductible shall not be applicable thereto.

(e) Payment of Purchase Price Adjustments.

(i) Working Capital. If the Working Capital set forth in the Final Closing Statement (the “Actual Working Capital”) is greater than the Estimated Working Capital, the Buyer Company shall pay to the Sellers’ Representative for the account of the Sellers, pro rata in accordance with each such Seller’s Pro Rata Share (reduced pursuant to Section 3.1(c)(i)(y) for withholdings applicable to the Optionholders and Warrantholders), such excess, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account designated by the Sellers’ Representative. If the Estimated Working Capital is greater than the Actual Working Capital, such excess shall be distributed by the Escrow Agent from the Escrow Fund to the Buyer Company within five (5) business days of the Final Distribution Date. In no event shall the adjustments pursuant to this Section 3.1(e)(i) result in the Sellers receiving net payments for Working Capital if the Actual Working Capital is equal to or less than the Target Working Capital.

(ii) Cash. If the Cash set forth in the Final Closing Statement (the “Actual Cash”) is greater than the Estimated Cash, the Buyer Company shall pay to the Sellers’ Representative for the account of the Sellers, pro rata in accordance with each such Seller’s Pro Rata Share (reduced pursuant to Section 3.1(c)(i)(y) for withholdings applicable to the Optionholders and Warrantholders), the amount, if any, by which the Actual Cash amount is greater than the Estimated Cash amount, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account designated by the Sellers’ Representative. If the Estimated Cash is greater than the Actual Cash, the Sellers shall be jointly and severally liable for, and shall pay to the Buyer Company, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account designated by the Buyer Company, the amount, if any, by which the Estimated Cash is greater than the Actual Cash.

(iii) Indebtedness. If the Indebtedness set forth in the Final Closing Statement (the “Actual Indebtedness”) is less than the Repaid Indebtedness, the Buyer Company shall pay to the Sellers’

Representative for the account of the Sellers, pro rata in accordance with each such Seller’s Pro Rata Share (reduced pursuant to Section 3.1(c)(i)(y) for withholdings applicable to the Optionholders and Warrantholders), such difference, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account designated by the Sellers’ Representative. If the Repaid Indebtedness is less than the Actual Indebtedness, the Sellers shall be jointly and severally liable for, and shall pay to the Buyer Company, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account designated by the Buyer Company, the amount of such difference.

(iv) Transaction Expenses. If the Transaction Expenses set forth in the Final Closing Statement (the “Actual Transaction Expenses”) are less than the Transaction Expenses deducted from the Purchase Price at Closing pursuant to Section 3.1(b)(vi) (“Estimated Transaction Expenses”), the Buyer Company shall pay to the Sellers’ Representative for the account of the Sellers, pro rata in accordance with each such Seller’s Pro Rata Share (adjusted pursuant to Section 3.1(c)(i)(y) for withholdings applicable to the Optionholders and Warrantholders), the amount of such difference, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account designated by the Sellers’ Representative. If the Estimated Transaction Expenses are less than the Actual Transaction Expenses, the Sellers shall be jointly and severally liable for, and shall pay to the Buyer Company, within five (5) business days of the Final Determination Date, by wire transfer of immediately available United States funds to an account designated by the Buyer Company, the amount of such difference.

(v) Setoff. Any amounts owing and payable between two Parties pursuant to any of the above Sections 3.1(e), (ii), (iii) and (iv) shall be set-off against any other amount or amounts owing and payable between such Parties pursuant to such sections, such that only a net amount shall be paid.

(f) Escrow Amount.

(i) At the Closing, the Buyer Company shall deposit with HSBC (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to the Escrow Amount, such amount plus all accumulated earnings thereon (such amounts, if any, “Escrow Consideration”) to constitute an escrow fund (the “Escrow Fund”) to be governed in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”), among the Buyer Company, the Escrow Agent and the Sellers’ Representative.

(ii)(x) The Escrow Fund shall be used to satisfy any amounts owed to the Buyer Company and its Affiliates from the Sellers pursuant to this Agreement, including Working Capital adjustments pursuant to Section 3.1(e)(i) and indemnification amounts owed hereunder. In the event an amount determined pursuant to Section 3.1(e)(i) for Working Capital is owing to the Buyer Company (such amount, the “W/C Release Amount”), the Buyer Company and the Sellers’ Representative shall jointly instruct the Escrow Agent to distribute the W/C Release Amount to the Buyer Company. To the extent the W/C Release Amount distributed to the Buyer Company pursuant to the preceding sentence is less than $3,000,000, the Buyer Company and the Sellers’ Representative shall jointly instruct the Escrow Agent to distribute an amount equal to the difference thereof to the Sellers’ Representative for the account of the Sellers, in accordance with their respective Pro Rata Shares (reduced pursuant to Section 3.1(c)(i)(y) for withholdings applicable to the Optionholders and Warrantholders), and to the TARGET the amount of the amounts withheld in accordance with Section 3.1(c)(i)(y). The Buyer Company and the Sellers’ Representative shall provide such joint instructions timely so that distributions can be made by the Escrow Agent within the time period required by Section 3.1(e)(i). The remaining portion of the Escrow Fund shall be used to satisfy any other amounts owed to the Buyer Company and its Affiliates from the Sellers pursuant to this Agreement.

(y) The portion of the Escrow Fund that is not used to satisfy any other amounts owing to the Buyer Company and its Affiliates from the Sellers under this Agreement, including indemnification amounts, or not subject to any claims hereunder, shall be released to the Sellers’ Representative on the date that is the first anniversary of the Closing Date; provided that if there are any claims hereunder that are pending on such date, the applicable portion of the Escrow Fund that is subject to any such claims shall not be released to the Sellers’ Representative until such applicable claims are finally resolved and satisfied. Upon the final release of all the Escrow Fund, the Escrow Agreement shall terminate. All funds so released from the Escrow Fund to the Sellers’ Representative shall include any Escrow Consideration and shall be distributed by the Escrow Agent to the Sellers’ Representative for the account of the Sellers in accordance with their respective Pro Rata Shares (adjusted pursuant to Section 3.1(c)(i)(y) for withholdings applicable to the Optionholders and Warrantholders), and to the TARGET the amount withheld in accordance with Section 3.1(c)(i)(y).

(iii) The Sellers acknowledge and agree that none of the Escrow Fund may be used to reimburse the Sellers’ Representative for the services contemplated by this Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any Lien, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(iv) For the avoidance of doubt, notwithstanding any other provision of this Agreement or the Escrow Agreement to the contrary, in no event shall Buyer Company and its Affiliates (or any other Buyer Indemnitees) be entitled to receive, in the aggregate, more than the Escrow Amount out of the Escrow Fund.

Section 3.2 Retained Assets

(a) The Parties shall negotiate in good faith and use commercially reasonable efforts to agree upon alternative structures for the Transactions to facilitate prompt Closing in consultation with all relevant Governmental Authorities. In the jurisdiction of Rhode Island, subject to applicable regulatory requirements, the Parties intend to close the Transactions with respect to the TARGET’s (or its Subsidiary’s) operations in Rhode Island and obtain subsequent Governmental Approval. In the jurisdictions of West Virginia and the District of Columbia, subject to applicable regulatory requirements, the TARGET will spin off all or a percentage of TARGET’s (or its Subsidiaries’) Agencies and related assets in West Virginia and the District of Columbia prior to the Closing, and transfer such Agencies and related assets to the Buyer Company (or one of its Affiliates) subsequent to the Closing once all necessary Governmental Approvals are obtained. In the jurisdiction of New York, subject to applicable regulatory requirements (including without limitation the availability of the alternative procedure to permit Closing prior to obtaining regulatory approval and assurances as to related licenses), the Parties intend to close the Transactions with respect to the TARGET’s (or its Subsidiaries’) operations in New York and obtain subsequent Governmental Approval. Any Agencies and related assets transfers or spinoffs pursuant to this Section 3.2(a) shall be referred to as the “Restructuring.” Any Agencies and related assets in West Virginia and the District of Columbia not included in the Closing in accordance with this Section 3.2(a) shall be referred to as “TLC Retained Assets.”

(b) With respect to the TLC Retained Assets, subject to and in accordance with all applicable regulatory requirements, the Buyer Company (or one of its Affiliates) shall provide all necessary support services for the related Agencies currently provided by the TARGET, including regulatory compliance, IT, clinical care support services, training and back office support, pursuant to an agreement between the Buyer Company and Sellers’ Representative to be executed as of the Closing (the “Shared Services Agreement”) in a form agreed to by the Parties, consistent with all applicable regulatory requirements. The Buyer Company shall be paid a fair market value services fee to be mutually agreed upon by the Parties and to be set forth in the Shared Services Agreement. The Sellers shall cause the TLC Retained Assets to be free of debt and to retain all cash and shall not direct the distribution of cash or earnings from the TLC Retained Assets outside the ordinary course of business, all as more specifically mutually agreed upon in the Shared Services Agreement and other Transaction Documents.

(c) The Parties agree that the aggregate allocation of the Purchase Price for each of TLC Retained Assets shall be as set forth on Schedule 3.2(c) (collectively, the “Retained Assets Value Amount”). At the Closing, the Buyer Company shall deposit with HSBC (the “Retained Assets Escrow Agent”), by wire transfer of immediately available funds, an amount equal to the Retained Assets Value Amount, such amount to constitute an escrow fund (the “Retained Assets Escrow Fund”) to be governed in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit E (the “Retained Assets Escrow Agreement”), among the Buyer Company, the Escrow Agent and the Sellers’ Representative. Allocable portions of the Retained Assets Escrow Fund, as set forth on Schedule 3.2(c), shall be released to the Sellers’ Representative for the account of the Sellers in accordance with their respective Pro Rata Shares, at subsequent closings to be held promptly upon the Buyer Company obtaining regulatory approvals in West Virginia and District of Columbia, respectively, at which closings the related TLC Retained Assets will be sold to the Buyer Company in consideration of such allocable portions.

(d) In the event the Buyer Company does not obtain the required regulatory approvals necessary for the Transactions to be consummated with respect to the Agencies and related assets of the Subsidiaries in West Virginia or District of Columbia by February 28, 2010, or such later date as the Parties shall agree, or receives disapproval prior to such time (the Agencies and related assets for which regulatory approvals were not obtained or were subject to disapproval are referred to as “Assets to be Divested”), the Buyer Company and the Sellers shall cooperate to divest the Assets to be Divested. The Sellers shall appoint the Buyer Company as their exclusive agent to be responsible for marketing the Assets to be Divested to potential buyers. The proceeds of the sale of the Assets to be Divested (“Divested Asset Proceeds”) shall be divided accordance with the formula set forth on Schedule 3.2(d) and the Retained Assets Escrow Fund allocable to the Assets to be Divested shall be released to Buyer Company.

(e) The obligations of the Parties pursuant to this Section 3.2 shall survive the Closing until the completion of the transactions contemplated thereby notwithstanding any other provision in this Agreement to the contrary.

Section 3.3 Total Consideration

The payments to be made pursuant to Section 3.1 shall constitute all of the consideration to be paid by the Buyer Company in connection with the purchase of the Purchased Shares and cancellation of the Options and Warrants as contemplated by this Agreement. The Sellers hereby acknowledge that the consideration stated herein is adequate for the transfer of the Purchased Shares and cancellation of the Options and Warrants. The Sellers further agree that they will not raise as a defense to this Agreement the allegation of lack of consideration after the Buyer Company has paid the same.

ARTICLE IV.

THE CLOSING

Section 4.1 Closing

The closing of the purchase and sale of the Purchased Shares contemplated by this Agreement (the “Closing”) shall take place at the offices of Amedisys, Inc., 5959 South Sherwood Forest Boulevard, Baton Rouge, Louisiana 70816, commencing at 9:00 a.m. local time on March 20, 2008 (or as soon thereafter as practicable), following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase of the Purchased Shares (other than conditions with respect to actions the respective Parties will take at the Closing itself) or on such other date as the Parties may mutually determine (the “Closing Date”).

Section 4.2 Actions at Closing

Subject to the terms and conditions of this Agreement, at the Closing, (i) the Sellers will deliver to the Buyer Company (A) certificates evidencing all the outstanding Purchased Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank (the signatures thereon to be guaranteed by a financial institution as the Buyer Company shall reasonably request) and the Options and Warrants marked “Cancelled”; (B) the Registered Notes marked “Paid in Full — Cancelled”; (C) a receipt for the Initial Payment Amount; (D) the deliveries listed in Section 4.3(a), and (ii) the Buyer Company will (A) deliver to the Sellers’ Representative, for the account of the Sellers and the non-Seller Optionholders and non-Seller Warrantholders the Initial Payment Amount (reduced pursuant to Section 3.1(c)(i)(x) and (y)) by wire transfer in immediately available funds to a bank account as directed by the Sellers’ Representative as set forth on Exhibit B; (B) deliver to the TARGET the amounts determined pursuant to Section 3.1(c)(i)(x) and (y); (C) deliver to the Escrow Agent, the Escrow Amount; (D) deliver to the Retained Assets Escrow Agent, the Retained Escrow Value Amount; (E) deliver the deliveries listed in Section 4.3(b), and (F) cause the TARGET, simultaneously with purchase and sale of the Purchased Shares, to pay the Change of Control Payments due and owing to Senior Management resulting from the purchase of the Purchased Shares, less applicable withholding Taxes or other amounts required to be withheld by Law.

Section 4.3 Deliveries at Closing

At the Closing:

(a) The Sellers will deliver or cause to be delivered to the Buyer Company, together with funds sufficient to pay all Transfer Taxes for which the Sellers are responsible pursuant to Section 9.6 as necessary for the transfer, filing or recording thereof, as applicable:

(i) A certificate signed by the Sellers’ Representative on behalf of the Sellers and a duly authorized officer of the TARGET in the form of Schedule 4.3(a)(i), dated the Closing Date, expressly certifying that the conditions set forth in Section 11.1(a) have been satisfied;

(ii) A certificate of the Secretary of Holdco, the TARGET and each of its Subsidiaries, dated the Closing Date, attaching and certifying the Charter Documents of the TARGET and each of its Subsidiaries and the resolutions of the Boards of Directors of Holdco and the TARGET approving the Transactions and waiving the matters described in clause (iv), and, in the case of the TARGET, terminating the Option Plan as of the Closing and authorizing the cancellation as of the Closing of the Options and Warrants.

(iii) A Certificate of Existence/Good Standing and tax clearance certificate for the appropriate state tax authority to the extent applicable in regard to Holdco, the TARGET and each of its Subsidiaries and Franchisees issued by the Secretary of State of its state of incorporation/organization, as appropriate (dated no more than fifteen (15) days prior to the Closing Date);

(iv) A unanimous written consent of the holders of the Purchased Shares approving the sale of the Purchased Shares pursuant to this Agreement, and waiving any restrictions, options or rights to purchase, or limitations in the certificate of incorporation, bylaws or other agreements of Holdco, the TARGET and holders of the Purchased Shares relating to the sale of the Purchased Shares as contemplated by this Agreement;

(v) The resignations, effective as of the Closing Date, or evidence of removal as of the Closing Date, of all members of the board of directors or the board of managers, as the case may be, of Holdco, the TARGET and its Subsidiaries, except to the extent applicable regulatory provisions may require such members to remain in place in such positions in connection with the Restructuring;

(vi) With respect to each Seller that is an individual, a consent signed by his/her spouse or confirmation signed by his present or former spouse(s) that she/he has no interest in or claim to his/her Purchased Shares, Options or Warrants and the sale proceeds thereof, as the case may be, in form and substance reasonably satisfactory to the Buyer Company;

(vii) A written instrument, executed on behalf of the TARGET by a duly authorized officer, in form and substance reasonably satisfactory to the Buyer Company canceling each outstanding Option and Warrant as of the Closing Date, and a receipt and acknowledgement of cancellation from each non-Seller Optionholder and non-Seller Warrantholder;

(viii) The Escrow Agreement and the Retained Assets Escrow Agreement, duly executed by the Sellers’ Representative, the Escrow Agent, and the Retained Assets Escrow Agent, as the case may be;

(ix) Holdco, the TARGET and each of its Subsidiaries, as applicable, shall have received (and delivered to the Buyer Company) payoff letters (each, a “Payoff Letter”) executed by the lenders identified on Exhibit D (containing obligations to release all Liens of record in connection therewith and to file related UCC-3 termination statements (in form and substance reasonably satisfactory to the Buyer Company) relating to the repayment and satisfaction in full of the Repaid Indebtedness;

(x) An opinion of counsel for Holdco, the TARGET, its Subsidiaries and the Sellers who are not individuals opining as to the matters set forth on Exhibit G, and such other opinion of counsel that Buyer Company may reasonably request as to the matters listed on Exhibit G2;

(xi) All consents, authorizations and approvals from Governmental Authorities or other Persons required by Sections 5.2(b), 6.4(a) and 7.4(a) of this Agreement;

(xii) Such releases, instruments of transfer or consents in forms reasonably satisfactory to the Buyer Company, as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Shares, in accordance with the terms of this Agreement;

(xiii) A certificate of non-foreign status, in form and substance reasonably satisfactory to the Buyer Company, executed by each of the Sellers other than the Holdco Security Holders, which complies with Section 1445 of the Code;

(xiv) On behalf of the Holdco Securityholders, a certificate (in a form reasonably satisfactory to the Buyer Company) duly executed by an officer of Holdco to the effect that Holdco is not, and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(xv) An IRS Form W-9 properly completed by each Seller other than the Holdco Securityholders establishing an exemption from backup withholding;

(xvi) For each Holdco Securityholder, (u) a properly completed IRS Form W-8BEN and an executed affidavit by each Holdco Securityholder in the form of Schedule 4.3(a)(xvi) attached hereto and (v) a certificate of its Secretary attaching and certifying the resolutions of its governing board and certifying the title, incumbency and signature of each officer executing any documents on its behalf; and

(xvii) All documentation required to change authorizations for the accounts identified on Schedule 7.30 to the individuals designated by the Buyer Company.

(b) The Buyer Company will deliver to the Sellers, the Sellers’ Representative or the Escrow Agent, as the case may be:

(i) The Initial Payment Amount in accordance with Section 3.1(b)(iii) reduced by the amounts determined pursuant to Section 3.1(c)(i)(x) and (y);

(ii) A certificate in the form of Schedule 4.3(b)(ii), dated as of the Closing Date and signed by the manager of the Buyer Company, expressly certifying that the conditions in Section 11.2(a) have been satisfied and to which is attached the resolutions of the Buyer Company approving the Transactions;

(iii) A Certificate of Existence/Good Standing in regards to the Buyer Company issued by the Secretary of State of its state of organization (dated no more than fifteen (15) days prior to the Closing Date);

(iv) To the Sellers’ Representative, the Escrow Agreement and the Retained Assets Escrow Agreement, each duly executed by the Buyer Company;

(v) To the TARGET, the amounts determined pursuant to Section 3.1(c)(i)(x) and (y);

(vi) To the TARGET, the Change of Control Payment Amount;

(vii) To the Escrow Agent, the Escrow Amount; and

(viii) To the Retained Assets Escrow Agent, the Retained Assets Escrow Agreement.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE BUYER COMPANY

As a material inducement to the Sellers to enter into this Agreement and for the Sellers to sell the Purchased Shares to the Buyer Company and/or agree to the cancellation of the Options and the Warrants, as the case may be, the Buyer Company hereby represents and warrants to the Sellers that as of the Effective Date:

Section 5.1 Organization; Corporate Power and Authorization

The Buyer Company is duly organized, validly existing and in good standing under the laws of the State of Louisiana. The Buyer Company has the requisite limited liability company power and authority necessary to enter into, deliver and carry out its obligations pursuant to each of the Transaction Documents to which it is a party. The Buyer Company has duly authorized the execution, delivery and performance by the Buyer Company of the Transaction Documents.

Section 5.2 Binding Effect and Noncontravention

(a) Each Transaction Document to which the Buyer Company is a party constitutes a legal valid and binding obligation of the Buyer Company and is enforceable against the Buyer Company in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Buyer Company of each of the Transaction Documents to which it is a party do not and shall not: (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under or result in a violation of or (iii) except as set forth on Schedule 5.2(b), require any authorization, consent, approval, exemption, filing or other action by or declaration or notice to any third Person or Governmental Authority pursuant to: (A) the Charter Documents of the Buyer Company, (B) any agreement, instrument, or other document to which the Buyer Company is a party or (C) any constitution, statute, regulation, rule, injunction, judgment, order, Legal Requirement or other restriction of any Governmental Authority, to which the Buyer Company or any of its assets are subject.

Section 5.3 Brokerage

The Buyer Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Sellers could become liable or obligated.

Section 5.4 Financing

The Buyer Company is a newly formed limited liability company which has conducted no business other than in connection with the Transactions. Schedule 5.4 contains true, complete and correct copies of executed commitment letters to provide the Buyer Parent bank financing for the Transactions in the aggregate amount of $500,000,000 (the “Financing Documents”). The Financing Documents are in full force and effect and have not been amended or modified. Neither the Buyer Parent nor the Buyer Company has any knowledge that any of the conditions set forth in the Financing Documents will not be satisfied. The financing contemplated by the Financing Documents constitutes all of the financing which will be required to be provided to the Buyer Company for consummation of the Transactions and payment of the fees and expenses incurred by the Buyer Company in connection therewith. Subject only to receipt of the financing contemplated by the Financing Documents, the Buyer Company will have available at the Closing funds sufficient to pay the Purchase Price and the fees and expenses of the Buyer Company related to the Transactions. Neither the Buyer Parent nor the Buyer Company knows of any circumstance or condition that is expected to prevent the availability at Closing of such financing.

Section 5.5 No Litigation

There is no Litigation pending or, to its knowledge, threatened against the Buyer Company, its properties or businesses, which is reasonably expected to have a material adverse effect on the Buyer Company or restrict the ability of the Buyer Company to consummate the Transactions and otherwise perform hereunder.

Section 5.6 Investment Intent

The Buyer Company is an “accredited investor” as defined in the Securities Act and possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. The Purchased Shares are being acquired by the Buyer Company in a private transaction for its own account and not with a view to, or for offer or resale in connection with, any distribution within the meaning of Section 2(11) of the Securities Act. The Buyer Company hereby acknowledges that the Purchased Shares are unregistered and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Buyer Company acknowledges and agrees that it will not make any disposition of the

Purchased Shares which will or may involve Holdco, the TARGET or the Sellers in a violation of the Securities Act, the Securities Exchange Act or of any state securities laws.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Each Seller represents and warrants to the Buyer Company, solely with respect to such Seller, that the statements contained in this Article VI are correct and complete as of the Effective Date, except as set forth in the Schedules identified in this Article VI (all of the Schedules identified in this Agreement, collectively the “Disclosure Schedule”). The numbering of the Disclosure Schedule corresponds to the numbered Sections in this Agreement.

Section 6.1 Ownership

(a) Such Seller is the lawful record and beneficial owner of the Purchased Shares set forth opposite such Seller’s name on Exhibit A and has good and marketable title to such Purchased Shares, free and clear of any Liens (other than for Liens which will be released prior to the Closing), warrants, options, calls, commitments, proxies and voting agreements, and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto, including community property or other spousal rights. Such Seller is not the subject of any bankruptcy, reorganization or similar proceeding.

(b) Such Seller is the lawful record and beneficial owner of the Options and/or Warrants set forth opposite each Seller’s name on Exhibit A. Such Seller consents to the cancellation of such Options and Warrants in accordance with the terms of this Agreement. Such Seller is not the subject of any bankruptcy, reorganization or similar proceeding.

Section 6.2 Organization, Standing, Qualification and Power

Such Seller, to the extent not an individual, is duly organized, validly existing and in good standing under the laws of the state or country of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and to own the Purchased Shares, Registered Notes, Options and/or Warrants, as the case may be, set forth opposite such Seller’s name on Exhibit A.

Section 6.3 Authority; Execution and Delivery; Enforceability

Such Seller has all power and authority to execute this Agreement and the Transaction Documents to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by such Seller of this Agreement and the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary action on the part of such Seller. Such Seller has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Transaction Document to which it is, or is specified to be, a party, and this Agreement constitutes, and each Transaction Document to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 6.4 No Conflicts; Consents

(a) As of the Effective Date, no consent, approval, license, permit, order, qualification or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or any other Person is required for or in connection with the execution and delivery by such Seller of this Agreement and each other Transaction Document to which it is a party, and the consummation by such Seller of the Transactions, other than (i) those set forth on Schedule 6.4(a), (ii) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of such Seller to perform its obligations under this Agreement and (iii) those that may be required solely by reason of the Buyer Company’s (as opposed to any other third party’s) participation in the Transactions.

(b) The execution, delivery and performance in accordance with their respective terms of each of the Transaction Documents by such Seller and the effectuation of the transactions this Agreement and those Transaction Documents contemplate do not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of such Seller, (B) any Legal Requirement applicable to such Seller, subject to obtaining all necessary consents and approvals set forth in Schedule 6.4(a), or (C) except as set forth on Schedule 6.4(a), any Material Contract of such Seller, except in the case of (B) or (C) as would not Materially impair the ability of such Seller to perform its obligations under this Agreement, or (ii) cause or result in the imposition of, or afford any Person the right to enforce or to obtain, any Lien upon any of Purchased Shares.

(c) Except as Schedule 6.4(a) lists, no Legal Requirement requires such Seller to obtain any Governmental Approval, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by such Seller of the Transaction Documents, the enforcement against such Seller of its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

(d) Except as Schedule 6.4(a) sets forth, no Material Contractual Commitment or other Material agreement or Material arrangement to which such Seller is a party or is bound or to which any of its properties or other assets are subject, requires such Seller to obtain any consent or approval from, or make any filing (including any report or notice) with, any Person in connection with the execution, delivery or performance by such Seller of the Transaction Documents, the enforcement against such Seller of its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

Section 6.5 Litigation

There (a) are no outstanding judgments against any Seller, (b) are no Proceedings pending or, to the knowledge of such Seller, threatened against such Seller, and (c) is no Litigation by any Governmental Authority that is pending or, to the knowledge of such Seller, threatened against such Seller, other than in the case of (a), (b), or (c) that would not prevent or materially impair such Seller’s ability to consummate the Transactions.

Section 6.6 Brokerage

Except as set forth on Schedule 6.6, the Sellers have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which the Buyer Company could become liable or obligated.

ARTICLE VII.

GENERAL REPRESENTATIONS AND WARRANTIES REGARDING HOLDCO, TARGET

AND ITS SUBSIDIARIES

Holdco, the TARGET and the Sellers jointly and severally represent and warrant to the Buyer Company that the statements contained in this Article VII are correct and complete as of the Effective Date or such earlier date, if any specifically provided for herein, except as set forth in the Disclosure Schedule.

Section 7.1 Capitalization and Constituent Documents

(a) The authorized capital stock of the TARGET consists of 1,000,000 TARGET Shares. As of the Effective Date, 103,084 TARGET Shares, 12,830.89 Options and 2,366 Warrants are issued and outstanding. 101,166 of the issued and outstanding TARGET Shares are held by Holdco. As of the Closing Date, 103,084 TARGET Shares, 12,830.89 Options and 2,366 Warrants will be issued and outstanding (with all of the Options and Warrants to be cancelled at the Closing as provided herein). As of the Closing Date, all of the issued and outstanding TARGET Shares are voting shares. All issued and outstanding TARGET Shares have been duly authorized and validly issued and are fully paid and are nonassessable. The Charter Documents of the TARGET provide for no preemptive rights. Each Option and Warrant entitles the holder thereof to receive one TARGET Share upon the valid exercise thereof. Except for this Agreement, the other Transaction Documents and, as of the Effective Date, the Options and Warrants (which Options and Warrants shall, in accordance with the terms hereof, be cancelled at the Closing), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Derivative Securities or other contracts or commitments that could require the TARGET to issue, sell or otherwise cause to become outstanding any of its TARGET Shares or other Capital Stock. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the TARGET. True and complete copies of all stock, minute books and records of the TARGET have been furnished by the Sellers for inspection by the Buyer Company. Such stock records accurately reflect all transactions and the current ownership of the TARGET. The minute books and records of the TARGET contain true and complete copies of all resolutions adopted by the stockholders and the board of directors of the TARGET, and any other action formally taken by the TARGET.

(b) The authorized capital stock of Holdco consists of 1,000,000 Holdco Shares. As of the Effective Date, 834,600 Holdco Shares are issued and outstanding, of which 16,170 are voting Holdco Shares and 818,430 are nonvoting Holdco Shares. As of the Closing Date, 834,600 Holdco Shares will be issued and outstanding, of which 16,170 are voting Holdco Shares and 818,430 are nonvoting Holdco Shares. All issued and outstanding Holdco Shares have been duly authorized and validly issued and are fully paid and are nonassessable. The Charter Documents of Holdco provide for no preemptive rights. Except for this Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Derivative Securities or other contracts or commitments that could require Holdco to issue, sell or otherwise cause to become outstanding any of the Holdco Shares or other Capital Stock. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to Holdco. True and complete copies of all stock, minute books and records of Holdco have been furnished by the Sellers for inspection by the Buyer Company. Such stock records accurately reflect all transactions and the current ownership of Holdco. The minute books and records of Holdco contain true and complete copies of all resolutions adopted by the stockholders and the board of directors of Holdco, and any other action formally taken by Holdco.

(c) Except for the Registered Notes and its ownership of the TARGET Shares and Key Executive Promissory Notes, Holdco has, and previously has had, no assets or operations.

(d) The capital structure of Holdco providing for a small number of outstanding voting Holdco Shares and a large number of outstanding nonvoting Holdco Shares was not adopted to avoid the obligation to comply with the requirements of the HSR Act. The holders of the voting Holdco shares have not delegated beneficial control, directly or indirectly, of any of the voting rights relative to such Holdco Shares to any holders of the nonvoting Holdco Shares or any of their Affiliates.

Section 7.2 Organization, Qualification and Power

(a) The TARGET is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Schedule 7.2 contains a list of all of the TARGET’s Subsidiaries, the state of formation of each, and the state(s) in which each is qualified to do business. The TARGET owns, directly or indirectly, 100% of the outstanding shares of capital stock, partnership interests or membership interests, as the case may be, of each Subsidiary. Each Subsidiary of the TARGET is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The TARGET and each of its Subsidiaries are qualified and duly authorized to conduct the Business and are in good standing under the laws of each jurisdiction in which the character and location of their respective properties or the nature of their respective businesses require qualification, except where the failure to be so qualified, authorized or in good standing would not, or would not reasonably be expected to, result in a Material Damage to the TARGET or any of its Subsidiaries. The TARGET and each of its Subsidiaries have full legal power and authority to own their respective properties and to carry on that portion of the Business they presently are conducting. None of the TARGET or its Subsidiaries are in default under or in violation of any provision of their respective Charter Documents.

(b) Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Together with the Minority Securityholders, Holdco owns 100% of the outstanding TARGET Shares. Holdco is qualified and duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction in which the character and location of its properties or the nature of its business require qualification.

Section 7.3 Franchisees

Schedule 7.3 sets forth a listing of each Person (each, a “Franchisee” or “Licensee”) with which the TARGET or any of its Subsidiaries has entered into a franchise agreement (each, a “Franchise Agreement” or a “License Agreement”) and the date and the parties to each Franchise Agreement. Each Franchise Agreement is in full force and effect. True, correct and complete copies of all Franchise Agreements have heretofore been made available by the Sellers to the Buyer Company. Except as Schedule 7.3 sets forth, there are no existing or, to the knowledge of the Sellers, asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults or events of default of the TARGET or any of its Subsidiaries under any Franchise Agreement or, to the knowledge of the Sellers and the TARGET, of any Franchisee. No amendments are pending with respect to any Franchise Agreement. Each Franchise Agreement is the valid and enforceable obligation of the TARGET or its Subsidiaries, as the case may be, and, to the knowledge of the Sellers and the TARGET, the Franchisee party thereto in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and no defenses, off-sets or counterclaims have been asserted by any party thereto, nor has the TARGET or any of its Subsidiaries waived any rights thereunder, except as Schedule 7.3 sets forth. Except as Schedule 7.3 sets forth or as this Agreement contemplates, the Sellers and the TARGET have no knowledge of any plan or intention of any Franchisee to exercise any right to cancel or terminate any Franchise Agreement.

Section 7.4 Absence of Conflicts; Required Consents

(a) The execution, delivery and performance in accordance with their respective terms of each of the Transaction Documents by the Sellers and the TARGET and the effectuation of the transactions this Agreement and those other Transaction Documents contemplate do not and will not (i) violate, breach or constitute a default under (A) the Charter Documents of Holdco, TARGET or any of the Subsidiaries, (B) in any Material respect, any Legal Requirement applicable to Holdco, TARGET or any of the Subsidiaries, subject to obtaining all necessary consents and approvals set forth in Schedule 7.4(a), or (C) in any Material respect, except as set forth on Schedule 7.4(a), any Material Contract of the TARGET or any of its Subsidiaries, (ii) cause or result in the imposition of, or afford any Person the right to enforce or to obtain, any Lien upon any Purchased Shares, or (iii) except as set forth on Schedule 7.4(a), result in the revocation, cancellation, suspension or material modification, in any single case or in the aggregate, of any Governmental Approval possessed by the TARGET or any of its Subsidiaries and necessary for the ownership or lease or the operation of the Business or Business, as appropriate, including any necessary Governmental Approval under applicable Environmental Laws and Health Care Laws.

(b) Except as set forth on Schedule 7.4(a), no Legal Requirement requires Holdco, the TARGET or any of its Subsidiaries to obtain any Material Governmental Approval, or make any Material filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Sellers of the Transaction Documents, the enforcement against the Sellers of their obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

(c) Except as set forth on Schedule 7.4(a), no Material Contractual Commitment or other Material Contract or Material arrangement to which the Sellers, Holdco, the TARGET or any Subsidiary is a party or is bound or to which any of their or its properties or other assets are subject, requires the Sellers, Holdco, the TARGET or any Subsidiary to obtain a consent or approval from, or make any filing (including any report or notice) with, any Person in connection with the execution, delivery or performance by the Sellers of the Transaction Documents, the enforcement against the Sellers, Holdco or the TARGET of their or its obligations thereunder or the effectuation of the transactions the Transaction Documents contemplate.

Section 7.5 Charter Documents

The Sellers have caused true, complete and correct copies of the Charter Documents as currently in effect and the minute books or similar corporate or other Entity records of Holdco, the TARGET and each of its Subsidiaries to be made available to the Buyer Company.

Section 7.6 Other Entities

(a) Except as set forth on Schedule 7.6(a), the TARGET does not own (of record or beneficially, directly or indirectly through any Person) or control (directly or indirectly through any Person or otherwise) any Capital Stock or Derivative Securities of any Entity.

(b) Except as set forth on Schedule 7.6(b), the TARGET has not been a Subsidiary or division of another Entity during the past five (5) years.

(c) Except as set forth on Schedule 7.6(c), Holdco does not own (of record or beneficially, directly or indirectly through any Person) or control (directly or indirectly through any Person or otherwise) any Capital Stock or Derivative Securities of any Entity.

(d) Except as set forth on Schedule 7.6(d), Holdco has not been a Subsidiary or division of another Entity during the past five (5) years.

Section 7.7 Capitalization and Constituent Documents of the Subsidiaries

Schedule 7.7 sets forth, by each class and by each series within each class, the total number of shares of authorized Capital Stock of the TARGET’s Subsidiaries, the total number of such shares, membership interests (general and limited), as the case may be, that have been issued and are now outstanding by each such Subsidiary, and the registered and beneficial owners of all such shares. Except as set forth on Schedule 7.7, no outstanding Derivative Securities exist entitling the holder to acquire any of such Subsidiaries’ Capital Stock. All issued and outstanding membership interests, partnership interests, or shares of capital stock, as the case may be, of each of such Subsidiaries have been duly authorized and validly issued and are fully paid and, for such Subsidiaries that are corporations, are nonassessable, and for such Subsidiaries that are limited liability companies or partnerships, the Charter Documents thereof provide for no right of assessment, and are not subject to preemptive rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Derivative Securities or other contracts or commitments that could require any of such Subsidiaries to issue, sell or otherwise cause to become outstanding any of its Capital Stock. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to any of such Subsidiaries. True and complete copies of all stock, partnership and membership interest records of any of such Subsidiaries have been made available by the Sellers for inspection by the Buyer Company. Such stock, partnership and membership interest records accurately reflect all transactions and current ownership of such Subsidiaries. The minute books and records of such Subsidiaries contain true and complete copies of all Material resolutions adopted by the stockholders (or partners or members as the case may be) and the board of directors (or partners or managers as the case may be) of such Subsidiaries, and any other Material action formally taken by such Subsidiaries.

Section 7.8 Transactions in Capital Stock of the TARGET and its Subsidiaries

Except as set forth on Schedule 7.8, (i) none of the TARGET nor any of its Subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire or reacquire any of its Capital Stock or any interests therein or to pay any dividend or make any distribution in respect thereof, and (ii) no transaction has been effected (or contemplated) in connection with the transactions described in this Agreement (other than the transactions contemplated by this Agreement), respecting the equity ownership of Holdco, the TARGET or any of its Subsidiaries.

Section 7.9 No Liens on the TARGET’s and Subsidiaries’ Assets

Each of the TARGET’s and each Subsidiaries’ properties and assets (whether tangible or intangible), other than properties and assets that are leased by the TARGET or its Subsidiaries, are owned by the TARGET or such Subsidiary, as the case may be, free of Liens other than Liens set forth on Schedule 7.9 (each of which will be discharged prior to or simultaneously with the Closing) and Permitted Liens.

Section 7.10 Related Party Agreements

Schedule 7.10 sets forth all Related Party Agreements with respect to Holdco, the TARGET and its Subsidiaries. Except for those Related Party Agreements that Schedule 7.10 specifically refers to as “Retained Related Party Agreements” (the “Retained Related Party Agreements”), each Related Party Agreement will have been terminated, and all Indebtedness owed thereunder by or to Holdco, the TARGET and/or its Affiliates will have been paid in full or otherwise satisfied, prior to the Closing, and no Related Party Agreement then will exist other than the Retained Related Party Agreements, if any.

Section 7.11 Litigation

Except as set forth on Schedule 7.11, no Litigation is pending or, to the knowledge of the Sellers, threatened, to which Holdco, the TARGET or any of its Subsidiaries is or may become a party.

Section 7.12 Financial Information

The Financial Information (including in each case the related notes) delivered to the Buyer Company by the Sellers (i) present fairly, in all material respects, the consolidated financial position of the TARGET and its Subsidiaries at the date of the balance sheet included therein and the results of operations and statement of stockholders’ equity and cash flows of the TARGET and its Subsidiaries on a consolidated basis, for the respective periods set forth therein and (ii) have been prepared in accordance with GAAP consistently applied by the TARGET (except as otherwise disclosed thereon). Since the date of Latest Balance Sheet, neither the TARGET nor any of its Subsidiaries has incurred liabilities or obligations of any kind (including contingent obligations, tax assessments or unusual forward or long term commitments), or any unrealized or anticipated loss which liabilities, obligations or losses that could reasonably be expected to have a Material Adverse Effect. None of Holdco, the TARGET nor its Subsidiaries has committed any act of bankruptcy, is insolvent, has proposed a compromise or arrangement to the creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceeding with respect to a compromise or arrangement, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed to any part of its assets, or has had any debtor take possession of any of its property.

Section 7.13 Compliance With Laws

(a)(i) Each of the TARGET and its Subsidiaries possesses all Material certifications and Material licenses and similar Material Governmental Approvals required for the Business conducted by it, and (ii) each of the TARGET and its Subsidiaries and such one or more of its employees is in Material compliance with the Material terms and conditions of all Governmental Approvals necessary for the ownership or lease and operation of its properties and other assets. All such Governmental Approvals are valid and in full force and effect, and none of the TARGET, its Subsidiaries or any such employee has received any written notice from a Governmental Authority of its intention to cancel, terminate, restrict, limit or otherwise qualify or not renew any of those Governmental Approvals.

(b) Except as Schedule 7.13(b) sets forth, the TARGET and its Subsidiaries (i) have been and continue to be in compliance in all Material respects with all Legal Requirements applicable to the Business, as appropriate; and (ii)(A) have not received, nor to the knowledge of the Sellers and the TARGET has any officer, director or employee of the TARGET or the Subsidiaries received, any written notice from any Governmental Authority which asserts any noncompliance with any of those Legal Requirements with respect to the Business which has not been corrected, and (B) to the knowledge of the Sellers and the TARGET, there is no further action, inclusive of any corporate integrity agreement, certificate of compliance agreement, or any mandatory or discretionary exclusion from Federal program participation with respect to the Business, being pursued or threatened by the Office of Inspector General, CMS or the Department of Justice related to any previously filed self-report or settlement, including but not limited to, TARGET’s self-report of compliance problems in Denton, Texas, and/or Miami Lakes, Florida, or otherwise regardless of whether previously self-reported or otherwise disclosed to the Governmental Authority.

(c) Notwithstanding the foregoing, Buyer Company acknowledges and agrees that Sellers’ representations and warranties under this Section 7.13 are not made with respect to any Environmental Law matters, Intellectual Property Assets, Labor Relations, ERISA Employee Benefit Plan, or ERISA

Pension Plan or other plans or plan assets (including TARGET Pension Plan and TARGET Benefit Plan), Taxes, Tax Returns or Tax related matters, Health Care Laws, HIPAA, Health Care Liability Claims, Health Care License, or any other Legal Requirements related to health care, and that Sellers’ representations and warranties with respect to Environmental Law matters, Intellectual Property Assets, Labor Relations, ERISA Employee Benefit Plan, or ERISA Pension Plan or other plans or plan assets (including TARGET Pension Plan and TARGET Benefit Plan), Taxes, Tax Returns or Tax related matters, Health Care Laws, HIPAA, Health Care Liability Claims, Health Care License, or any other Legal Requirements related to health care, are made only in Sections 7.14, 7.18, 7.23, 7.24, 7.27, and Article VIII respectively, and not in any other Section of this Article VII.

Section 7.14 Certain Environmental Matters

Except as set forth on Schedule 7.14, each of the TARGET and its Subsidiaries is in Material compliance, and for the past three (3) years has been in Material compliance, with the provisions of all Environmental Laws applicable to the Business.

Section 7.15 Liabilities and Obligations

(a) Holdco, the TARGET and its Subsidiaries have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) other than those reflected on the Latest Balance Sheet, except for (i) current liabilities incurred after the date of the Latest Balance Sheet in the ordinary course of business, (ii) expenses incurred in connection with the Transactions, (iii) obligations under (A) Contractual Commitments set forth on Schedule 7.15(a) and (B) other agreements that are not Material Contracts and were entered into by the TARGET and its Subsidiaries in the ordinary course of business, consistent with past practices, and (iv) the Registered Notes.

(b) Schedule 7.15(b) sets forth a true, correct and complete list of all the Indebtedness of Holdco, the TARGET and its Subsidiaries, the aggregate amount of which, including accrued interest, fees and other charges, if any, as of the Closing Date shall be repaid and satisfied in full at the Closing (the “Repaid Indebtedness”).

(c) Schedule 1.1.4 sets forth a true, correct and complete list of the Transaction Expenses of Holdco, Sellers, the TARGET and its Subsidiaries, which amounts shall be paid and satisfied at the Closing.

Section 7.16 Real Properties

(a) Schedule 7.16(a) lists and correctly describes in all Material respects: (i) all real properties (identified by address) owned by the TARGET and its Subsidiaries and, for each of those properties the type and approximate square footage of each structure located thereon, and (ii) all real properties leased by the TARGET and its Subsidiaries (identified by address), and for each of those properties the name of the lessor, its address, the type and approximate square footage of each structure located thereon that the TARGET or any Subsidiary is leasing.

(b) The Sellers have made available to the Buyer Company true, complete and correct copies of all title reports and insurance policies in the possession of the Sellers, TARGET or its Subsidiaries or any of their Affiliates that relate to the real properties Schedule 7.16(a) lists as being owned or leased. Except as that Schedule sets forth, and except for Permitted Liens, each of the TARGET and its Subsidiaries owns in fee, and has good and valid title to, free and clear of all Liens (other than Permitted Liens), each property that Schedule 7.16(a) lists as being owned by it.

(c) The Sellers have made available to the Buyer Company true, correct and complete copies of all lease agreements under which all the properties Schedule 7.16(a) lists as being leased are leased.

(d) The fixed assets of the TARGET and its Subsidiaries that are affixed to real property are affixed only to one or more of the real properties Schedule 7.16(a) lists and, except as Schedule 7.16(d) sets forth, are maintained in accordance with prudent practices for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

Section 7.17 Other Tangible Assets

(a) Schedule 7.17(a) lists and correctly describes in all Material respects (i) all tangible personal property, including but not limited to furniture, fixtures and equipment, owned by the TARGET and its Subsidiaries that is Material to the TARGET and its Subsidiaries and (ii) all leases, including capital leases, of property, plant, equipment or other tangible assets (other than real property) that are Material to the TARGET and its Subsidiaries. In the case of owned personal property, except as Schedule 7.17(a) sets forth, each of the TARGET and its Subsidiaries has good and valid title to, or holds under a lease that is valid and binding on the TARGET or such Subsidiary for, all its tangible personal properties and assets, in each case free and clear of all Liens, except for Permitted Liens.

(b) Except as Schedule 7.17(b) sets forth, (i) each of the personal property leases described on Schedule 7.17(a) is valid and binding on the TARGET or its applicable Subsidiary and, to the knowledge of the Sellers and the TARGET, lessor and (ii) none of the TARGET nor its Subsidiaries has sublet any of its leased tangible personal property to any other Person.

(c) Except as Schedule 7.19(c) sets forth, all the tangible personal property listed on Schedule 7.19(a) is in good working order and condition in accordance with industry practice, ordinary wear and tear excepted, and adequate in all Material respects for the purposes for which they presently are being used or held for use and (ii), excluding inventory, to maintain the types and levels of products and services that the TARGET and its Subsidiaries presently provide.

Section 7.18 Intellectual Property

(a) Definitions. The term “Intellectual Property Assets” means (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”); (ii) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all rights in mask works (collectively, “Rights in Mask Works”); and (v) information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and that is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (collectively, “Trade Secrets”) owned, used, or licensed by the TARGET or any of its Subsidiaries as licensee or licensor. Schedule 7.18(a) sets forth all fictitious or doing business as names owned or used by the TARGET and its Subsidiaries and each Subsidiary that uses each such name.

(b) Intellectual Property Assets. Schedule 7.18(b) lists registered Marks and applications for Marks, issued patents and patent applications, and registered copyrights of the TARGET and its Subsidiaries.

(c) Agreements. Schedule 7.18(c), sets forth all Material contracts and Material agreements relating to the Intellectual Property Assets to which the TARGET or any of its Subsidiaries is a party or by which the TARGET or any of its Subsidiaries is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with an aggregate value of less than $100,000. There are no pending or, to the knowledge of the Sellers and the TARGET, threatened disputes or disagreements with respect to any such contract or agreement.

(d) Trade Secrets. To the knowledge of the Sellers and the TARGET, the TARGET and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.

(e) No Infringement. The use by the TARGET and its Subsidiaries of the Intellectual Property Assets does not materially infringe on the intellectual property rights of any other Person and no other Person is materially infringing on the rights of the TARGET and its Subsidiaries in the Intellectual Property Assets.

Section 7.19 Relations With Governments, Etc.

None of the TARGET or any of its Subsidiaries, nor, to the knowledge of the Sellers and the TARGET, anyone acting on its or their behalf, has offered or agreed to offer anything of value to any governmental official, political party or candidate for government office that would constitute an illegal bribe.

Section 7.20 Contractual Commitments

(a) Schedule 7.20 sets forth a complete list (or refers to a list that is set forth in any other Schedule) of each of the following (each a “Contractual Commitment”), to which Holdco, the TARGET or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound and which presently remains executory in whole or in any part:

(i) Each partnership, joint venture, operating, management or cost sharing agreement;

(ii) Each guaranty or suretyship, indemnification or contribution agreement or performance bond;

(iii) Each instrument, agreement or other obligation evidencing or relating to any Indebtedness of Holdco, the TARGET or any of its Subsidiaries;

(iv) Each contract to purchase or sell real property;

(v) Each agreement with sales or commission agents, public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions this Agreement contemplates) involving total payments within any twelve (12) month period in excess of $100,000 and which do not exceed in the aggregate $250,000, and which is not terminable without penalty and on no more than thirty (30) days’ prior notice;

(vi) Each agreement for the acquisition or provision of services, supplies, goods, equipment, inventory, fixtures or other property or assets involving more than $100,000 in the aggregate;

(vii) Each personal services agreement or any other contract between the TARGET, any of its Subsidiaries or any Franchisee and any physician or physician group (commonly referred to as medical director, medical adviser or physician consultant agreements);

(viii) Each Related Party Agreement;

(ix) Each contract containing any noncompetition agreement, covenant or undertaking or otherwise purporting to limit or restrict the business activity of the TARGET or any of its Subsidiaries or Affiliates with respect to the Business, as appropriate;

(x) Each agreement providing for the purchase from a supplier of all or substantially all the requirements of the TARGET or any of its Subsidiaries of a particular product or service;

(xi) Each power of attorney that is currently effective and outstanding;

(xii) Each written warranty, guaranty or similar undertaking by the TARGET or any of its Subsidiaries that is Material to the TARGET and its Subsidiaries with respect to its products or services;

(xiii) Each other Material Contract; and

(xiv) Each amendment, supplement or other modification (and, to the knowledge of the Sellers and TARGET, each proposed amendment, supplement or other modification) with respect to any of the foregoing.

There are no oral Contractual Commitments that, if in writing, would be required to be included on Schedule 7.20. True, correct and complete copies of all written Contractual Commitments have heretofore been made available by the Sellers to the Buyer Company. Except as Schedule 7.20 sets forth: (A) there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute Material defaults or Material events of default of the TARGET or any of its Subsidiaries under any Contractual Commitment or, to the knowledge of the Sellers and the TARGET, of any other party thereto; (B) no Material penalties have been incurred that are presently outstanding, nor are amendments pending, with respect to any Contractual Commitment; (C) all Indebtedness set forth on Schedule 7.20 may be prepaid, without penalty or any requirement to pay any prepayment, termination or breakage fee, at any time; and (D) each agreement clause (vi) above describes may be terminated on no more than thirty (30) days’ prior notice, without penalty or any requirement to pay any termination or breakage fee. Each Contractual Commitment listed or required to be listed in Schedule 7.20 to this Agreement is in full force and effect and is the valid and enforceable obligation of the TARGET or its Subsidiaries, as the case may be, and, to the knowledge of the Sellers and the TARGET, the other parties thereto in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), and, to the knowledge of the Sellers and the TARGET, no defenses, off-sets or counterclaims have been asserted by any party thereto, nor has the TARGET or any of its Subsidiaries waived any rights thereunder, except as Schedule 7.20 sets forth.

(b) Except as Schedule 7.20 sets forth or as this Agreement or any other Transaction Document to which the TARGET or any of its Subsidiaries is a party contemplates, the Sellers and the TARGET have no knowledge of any plan or intention of any other party to any Contractual Commitment set forth on Schedule 7.20 to this Agreement to exercise any right to cancel or terminate that Contractual Commitment or that contract or agreement, and the Sellers and the TARGET have no knowledge of any condition or state of facts which would give rise to a right of termination of such Contractual Commitment.

Section 7.21 Capital Expenditures

Schedule 7.21 sets forth the total amount of capital expenditures currently budgeted to be incurred by the TARGET or any of its Subsidiaries in excess of $100,000 individually during the balance of the current fiscal year and ending March 31, 2008.

Section 7.22 Inventories

Except as set forth on Schedule 7.24, (i) all inventories, net of reserves, of the TARGET and its Subsidiaries are merchantable and saleable or usable in the ordinary course of Business, as appropriate; and (ii) neither the TARGET nor any of its Subsidiaries is dependent on any single vendor for its inventories, the loss of which would have a Material Adverse Effect, or during the past three (3) years has sustained a difficulty Material to the TARGET and its Subsidiaries in obtaining its inventories.

Section 7.23 Insurance

Except as Schedule 7.23 sets forth: (i) the Sellers have made available to the Buyer Company: (A) all insurance policies then carried by the TARGET and its Subsidiaries; (B) all insurance loss runs and workers’ compensation claims for TARGET and its Subsidiaries received for the most recently ended three (3) policy years; and (C) true, complete and correct copies of all insurance policies carried by TARGET and its Subsidiaries that are in effect; (ii) no insurance carried by the TARGET and its Subsidiaries has been canceled by the insurer during the past five (5) years, and none of the TARGET or its Subsidiaries has been denied coverage during that period; and (iii) none of the TARGET or its Subsidiaries has received any notice or other communication from any issuer of any such insurance policy of any Material increase after the date hereof in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of the Sellers and the TARGET, no such increase in deductibles, retainages or premiums is threatened.

Section 7.24 Employee Matters

(a) Current Employees. Schedule 7.24(a) lists the names of all employees employed by the TARGET and the Subsidiaries as of the Effective Date and their respective ages, titles, length of service and rates of annual Cash Compensation (and the portions thereof attributable to salary or the equivalent, fixed bonuses, discretionary bonuses and other Cash Compensation, respectively).

(b) Employment Agreements. Schedule 7.24(b) lists all Employment Agreements with the TARGET or any of its Subsidiaries in effect (or under which the TARGET or any Subsidiary have continuing obligation) in whole or in part on the Effective Date, and the Sellers have provided the Buyer Company with true, complete and correct copies of all those Employment Agreements. Except as set forth on Schedule 7.24(b), none of the TARGET or its Subsidiaries is a party to any oral Employment Agreement, other than with respect to employment at will arrangements that are terminable by either party thereto without liability on the part of either party thereto (except for earned but unpaid salaries or wages).

(c) Employee Policies and Procedures. Schedule 7.24(c) lists all Employee Policies and Procedures. The Sellers have provided the Buyer Company with a copy of all current written Employee Policies and Procedures used in connection with the Business.

(d) Unwritten Amendments. Except as Schedule 7.24(d) sets forth, no Material unwritten amendments have been made with respect to any of the Employment Agreements, other Benefit Plans, or Employee Policies and Procedures.

(e) Labor Compliance. Except as Schedule 7.24(e) sets forth, each of the TARGET and its Subsidiaries has been and is now in Material compliance with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages and hours and workplace health and safety at its facilities and work sites, and to the knowledge of the Sellers, none of the TARGET or its Subsidiaries has been alleged to be liable for any arrears of wages or penalties for failure to comply with any of the foregoing. None of the TARGET or its Subsidiaries has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability or handicap in its employment conditions or practices. Except as Schedule 7.24(e) sets forth, there are no (i) unfair labor practice charges or complaints or racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints pending or, to the knowledge of the Sellers and the TARGET, threatened against the TARGET or any of its Subsidiaries before any Governmental Authority or (ii) existing or, to the knowledge of the Sellers and the TARGET, threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the TARGET or any of its Subsidiaries. Each of the TARGET and its Subsidiaries has Materially complied, and remain in Material compliance with, all applicable Federal and state Legal Requirements mandating hazard recognition training to its employees.

(f) Unions. Except as Schedule 7.24(f) sets forth, (i) none of the TARGET, its Subsidiaries nor any ERISA Affiliate of it or them during the past ten (10) years has been a party to any agreement with any union, labor organization or collective bargaining unit or a member of any employers’ collective bargaining association, (ii) no employees of the TARGET or its Subsidiaries are known by it to be represented by any union, labor organization or collective bargaining unit and, to the knowledge of the Sellers and the TARGET, (iii) none of the employees of the TARGET or its Subsidiaries has, during the past three (3) years, threatened to organize or join a union, labor organization or collective bargaining unit related to such employee’s employment with the TARGET or any of its Subsidiaries.

(g) Unauthorized Aliens. Except as Schedule 7.24(g) sets forth, all employees of the TARGET and its Subsidiaries are (i) citizens of the United States or (ii) not citizens of the United States, but, in accordance with the IRCA and other applicable Federal Legal Requirements, those who are not citizens of the United States are either (A) immigrants authorized to work in the United States or (B) nonimmigrants authorized to work in the United States for the TARGET and its Subsidiaries in their specific jobs. Except as Schedule 7.24(g) sets forth: none of the TARGET or its Subsidiaries has since November 6, 1986 (i) hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) an alien in the United States to perform labor or services with knowledge (as determined in accordance with the IRCA) that the alien is an unauthorized alien with respect to performing that labor or those services, (ii) continued the employment of any employee hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) after November 6, 1986 with knowledge (as determined in accordance with the IRCA) that the employee is or has become an unauthorized alien with respect to that employment or (iii) required any individual it has hired (or by reason of any contract, subcontract or exchange is considered for purposes of the IRCA to have hired) to post a bond or security or provide any other financial assurance to it against any potential liability under the IRCA as a result of that hire. The Sellers have provided the Buyer Company with a true, correct and complete copy of the Form I-9 for each current employee of the TARGET and the Subsidiaries. Each of the TARGET and its Subsidiaries has obtained, completed correctly and maintained Forms I-9 in Material accordance with, and has otherwise Materially complied with the record keeping requirements of, the IRCA.

(h) Change of Control Benefits. Except as Schedule 7.24(h) sets forth, none of the TARGET or its Subsidiaries is a party to any agreement and has not established any plan, policy, practice or program, requiring it to make a payment or provide any other form of compensation or benefit or vesting rights to any employee performing services for the TARGET or any of its Subsidiaries that would not be payable or provided in the absence of this Agreement or the consummation of the transactions this Agreement contemplates, including any parachute payment under Section 280G of the Code.

(i) Other Compensation Plans. Schedule 7.24(i) lists all Other Compensation Plans either remaining executory at the Effective Date or to become effective after the Effective Date. The Sellers have provided the Buyer Company with a true, correct and complete copy of each of those Other Compensation Plans that is in writing and an accurate written description of each of those Other Compensation Plans that is not written. Except as Schedule 7.24(i) sets forth, each of the Other Compensation Plans may be unilaterally amended or terminated by the TARGET or its Subsidiaries without liability to the TARGET or its Subsidiaries, except as to benefits accrued thereunder prior to that amendment or termination.

(j) ERISA Benefit Plans. Schedule 7.24(j) (i) lists (A) each ERISA Pension Plan (1) the funding requirements of which (under Section 301 of ERISA or Section 412 of the Code) are, or at any time during the six (6) year period ended on the date hereof were, in whole or in part, the responsibility of the TARGET or any of its Subsidiaries or (2) respecting which the TARGET or any of its Subsidiaries is, or at any time during that period was, a “contributing sponsor” or an “employer” as defined in Sections 4001(a)(13) and 3(5), respectively, of ERISA (each plan this clause (A) describes is called a “TARGET Pension Plan”), (B) each other ERISA Pension Plan respecting which an ERISA Affiliate is, or at any time during that period was, such a “contributing sponsor” or “employer” (each plan this clause (B) describes is called an “ERISA Affiliate Pension Plan”) and (C) each other ERISA Employee Benefit Plan that is currently being sponsored, maintained or contributed to by the TARGET or any of its Subsidiaries (each plan this clause (C) describes and each TARGET Pension Plan is called a “TARGET Benefit Plan”), and (ii) states the termination date of each TARGET Benefit Plan and ERISA Affiliate Pension Plan, if any, that has been terminated. The Sellers have provided the Buyer Company with true, complete and correct copies of (i) each TARGET Benefit Plan and ERISA Affiliate Pension Plan currently in effect, (ii) each trust agreement related thereto and (iii) all amendments to those plans and trust agreements. Except as Schedule 7.24(j) sets forth, none of the TARGET or any of its Subsidiaries is, and none has at any time during the six (6) year period ended on the date hereof been, a member of any ERISA Group.

(k) Retirees. Except as Schedule 7.24(k) sets forth, none of the TARGET or any of its Subsidiaries has any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired except as the continuation of coverage provisions of Section 4980B of the Code and the applicable parallel provisions of ERISA may require.

(l) Copies. True and correct copies of the following documents, as they have been amended to the Effective Date, relating to the TARGET Benefit Plans currently in effect, have been made available to the Buyer Company by the Sellers: (i) all such TARGET Benefit Plan documents; (ii) the most recently completed actuarial valuation for each such TARGET Benefit Plan (if any); and (iii) the annual report (Form 5500 series) for each such TARGET Benefit Plan for the two most recent plan years (if any).

Section 7.25 Taxes

(a) Each of the following representations and warranties in this Section 7.25 is qualified to the extent Schedule 7.25 sets forth.

(b) All Returns required to be filed with respect to any Tax for which Holdco, the TARGET or any of its Subsidiaries is liable have been duly and timely filed with the appropriate Taxing Authority, each such Return is true, correct and complete in all Material respects, each Tax shown to be payable on each such Return has been timely paid in full, each Tax payable by Holdco, the TARGET or any of its Subsidiaries has been timely paid and adequate reserves have been established on the books of Holdco or the TARGET for all Taxes for which Holdco, the TARGET or any of its Subsidiaries is liable, but the payment of which is not yet due. Each of Holdco, the TARGET and its Subsidiaries has timely filed true, correct and complete (in all Material respects) declarations of estimated Tax in each jurisdiction in which any such declaration of such Tax is required to be filed. No Liens for Taxes exist upon the property or assets of Holdco, the TARGET and its Subsidiaries, except Taxes not yet due. Holdco, the TARGET and its Subsidiaries are not and have never been subject to Tax in any jurisdiction outside of the United States. No Litigation with respect to any Tax for which Holdco, the TARGET or any of its Subsidiaries is asserted to be liable is pending or, to the knowledge of the Sellers and the TARGET, threatened. No requests for rulings or determinations in respect of any Taxes are pending between Holdco, the TARGET and its Subsidiaries and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which Holdco, the TARGET or any of its Subsidiaries is or may be liable has been granted to any Taxing Authority. Holdco, the TARGET and its Subsidiaries are not and have never been a party to any tax allocation or sharing agreement. All amounts required to be withheld by Holdco, the TARGET and its Subsidiaries and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. Holdco, the TARGET and its Subsidiaries have made all deposits required by law to be made with respect to employees’ withholding and other employment taxes.

(c) None of Holdco, the TARGET or its Subsidiaries is a “foreign person,” as Section 1445(f)(3) of the Code refers to that term.

(d) None of Holdco, the TARGET or its Subsidiaries has filed a consent under Section 341(f) of the Code or any comparable provision of any other tax statute or have agreed to the application of Section 341(f)(2) of the Code or any comparable provision of any other tax statute to any disposition of an asset. No asset of Holdco, the TARGET or its Subsidiaries is subject to any provision of applicable Law that eliminates or reduces the allowance for depreciation or amortization in respect of that asset below the allowance generally available to an asset of its type. Neither Holdco nor the TARGET nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in the method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state or local Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(e) None of Holdco, the TARGET nor any of its Subsidiaries has engaged in a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code;

(f) Except as may require Board or Shareholder approval which shall have been obtained prior to Closing, none of the TARGET or its Subsidiaries has made or is obligated to make or is a party to any agreement that could require it to make any payment that is not deductible as a result of the application of Section 280G of the Code or any corresponding or similar provision of State or local Tax Law.

(g) All prior elections made by Holdco, the TARGET or any of its Subsidiaries under Section 338(h)(10) of the Code are valid.

Section 7.26 Surveys

Schedule 7.26(a) sets forth a listing of all surveys of the Agencies by any Governmental Authority relating to Health Care Laws within the two (2) year period prior to the Effective Date. The Sellers have made a true, correct and complete copy of each such survey available to the Buyer Company. Schedule 7.26(b) sets forth a listing of all surveys of the Agencies by any Governmental Authority relating to Health Care Laws which are ongoing as of the Effective Date or which have been scheduled or to the knowledge of the Sellers are expected to be scheduled.

Section 7.27 Absence of Changes

Since the date of the Latest Balance Sheet, except for such matters occurring in the ordinary course of business of the TARGET and its Subsidiaries or as Schedule 7.27 sets forth, none of the following has occurred with respect to each of the TARGET and its Subsidiaries:

(a) any circumstance, condition, event or state of facts (either singly or in the aggregate) which has caused, or is causing or is reasonably likely to cause a Material Adverse Effect;

(b) any change in its authorized Capital Stock or in any of its outstanding Capital Stock or Derivative Securities or any declaration or payment of any dividend or other distribution, direct or indirect, on account of any of its Capital Stock;

(c) any direct or indirect redemption, retirement, purchase or other acquisition for value of, or any direct or indirect purchase, payment or sinking fund or similar deposit for the redemption, retirement, purchase or other acquisition for value of, or to obtain the surrender of, any of its Capital Stock or any outstanding warrants, options or other rights to acquire or subscribe for or purchase unissued or treasury Capital Stock;

(d) any payment or distribution of, or any commitment to pay or distribute, any cash, property or other asset if, for purposes of the Code, that payment or distribution would (or reasonably could be expected to) constitute a constructive dividend;

(e) any increase in, or any commitment or promise to increase the rates of Cash Compensation, or the amount or other benefits paid or payable under any ERISA Pension Plan or Other Compensation Plan, except for ordinary and customary bonuses and salary increases for employees at the times and in the amounts consistent with its past practice;

(f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character;

(g) any distribution, sale or transfer of, or commitment to distribute, sell or transfer, any of its properties or other assets of any kind other than distributions, sales or transfers in the ordinary course of its business and consistent with its past practices;

(h) any cancellation, or agreement to cancel, any Indebtedness, obligation or other liability owing to it, including any Indebtedness, obligation or other liability of the TARGET, any of its Subsidiaries or any related Person or Affiliate thereof, provided that it may negotiate and adjust bills in the course of good faith disputes with patients/payors in a manner consistent with past practice;

(i) any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of its properties, rights or other assets or requiring the consent of any Person to the transfer and assignment of any such properties, rights or other assets;

(j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or other assets outside of the ordinary course of its business consistent with its past practices;

(k) any waiver of any of its rights or claims that singly is or in the aggregate are Material to it;

(l) any incurrence by it of any Indebtedness or any Guaranty not constituting its Indebtedness, or any Contractual Commitment to incur any Indebtedness or any such Guaranty, singly or in the aggregate in excess of $100,000;

(m) any investment in the Capital Stock, Derivative Securities or Indebtedness of any Person;

(n) any capital expenditure or series of related capital expenditures by it in excess of $100,000, or commitments to make capital expenditures totaling in excess of $100,000 for the TARGET and its Subsidiaries in the aggregate;

(o) any prepayment of any Indebtedness, obligation or other liability owing by it to any Person which this Agreement contemplates any Affiliate of the TARGET or its Subsidiaries will assume prior to the Closing;

(p) any Material change in the terms of payment by its patients/payors for any services it performs the effect of which is to enable it to receive payment or recognize revenues in its statement of operations for any period ending on or before the Closing Date which, but for that change, it would not so receive or recognize before a period beginning after the Closing Date;

(q) any material change in its practices with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;

(r) any change in its methods of management, operation or accounting (including any tax method of accounting) that in the aggregate are Material to it;

(s) any cancellation or termination of a Material Contract of it; or

(t) any transaction by it outside the ordinary course of its business or not consistent with its past practices.

Section 7.28 Books and Records

The books of account, minute books, stock and membership record books, and other records of the TARGET and its Subsidiaries, all of which have been made available to the Buyer Company by the Sellers, are complete and correct and have been maintained in all Material respects in accordance with the TARGET’s and its Subsidiaries’ usual and customary business practices.

Section 7.29 Compliance with ERISA, etc.

(a) Compliance. Each of the ERISA Employee Benefit Plans and Other Compensation Plans currently sponsored or maintained by the TARGET and its Subsidiaries (each, a “Plan”) (i) is in Material compliance with all applicable provisions of ERISA, as well as with all other applicable Legal Requirements, and (ii) has been administered, operated and managed in accordance with its governing documents in all Material respects.

(b) Qualification. The TARGET and its Subsidiaries have no Plans that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) other than its 401(k) Plan. Each Qualified Plan has received a favorable determination letter from the Internal Revenue Service indicating that such Qualified Plan is so qualified and, to the knowledge of the Sellers, nothing has occurred subsequent to the issuance of such determination letter which would reasonably cause such Qualified Plan to lose its qualified status.

(c) No Prohibited Transactions, etc. None of the TARGET, its Subsidiaries or any Plan has engaged in any Prohibited Transaction. Further: with respect to Plans qualifying as “group health plans” under Section 4980B of the Code or Section 607(l) or 609 of ERISA (relating to the benefit continuation rights imposed by “COBRA” or qualified medical child support orders), the TARGET and its Subsidiaries have complied in all Material respects with all reporting, disclosure, notice, election and other benefit continuation and coverage requirements imposed thereunder as and when applicable to those plans, and the TARGET and its Subsidiaries have not incurred (and will not incur) any Material liability or are (or will be) subject to any loss, assessment, excise tax penalty, loss of Federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the TARGET and its Subsidiaries, at any time prior to the Closing, to comply with any such Federal or state benefit continuation or coverage requirement, which is capable of being assessed or asserted before or after the Closing directly or indirectly against the TARGET, any of its Subsidiaries, the Buyer Company or any Subsidiary or Affiliate of the Buyer Company with respect to any of those group health plans.

(d) Multiemployer Plans. Except as Schedule 7.29(d) sets forth, none of the TARGET, any of its Subsidiaries, or any of its or their ERISA Affiliates are, or at any time during the six (6) year period ended on the date hereof were, obligated to contribute to a Multiemployer Plan.

(e) Claims and Litigation. Except as set forth Schedule 7.29(e), no Litigation or claims (other than routine claims for benefits) are pending or, to the knowledge of the Sellers and the TARGET, threatened against, or with respect to, any of the Plans or with respect to any fiduciary, administrative or sponsor thereof (in their capacities as such), or any party in interest thereof.

(f) Excise Taxes, Damages and Penalties. No act, omission or transaction of TARGET or any of its Subsidiaries (and, to the knowledge of the Sellers, any other Person) has occurred which would reasonably result in the imposition on the TARGET or any of its Subsidiaries with respect to any Plan of (i) any breach of fiduciary duty liability damages under Section 409 of ERISA, (ii) a civil penalty assessed under subsection (c), (i) or (l) of Section 502 of ERISA or (iii) any excise tax under applicable provisions of the Code.

(g) Welfare Trusts. Any trust funding a Plan, which is intended to be exempt from Federal income taxation under Section 501(c)(9) of the Code, satisfies in all Material respects the requirements of that Section and has received a favorable determination letter from the IRS regarding that exempt status and, to the knowledge of the Sellers, has not, since receipt of the most recent favorable determination letter, been amended or operated in a way that would Materially adversely affect that exempt status.

Section 7.30 Disclosure

No representation or warranty in Article VII or VIII of this Agreement and no statement in any related Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

Section 7.31 Directors and Officers

Schedule 7.31 contains a list of the directors and officers of TARGET and its Subsidiaries.

Section 7.32 Bank Accounts

Schedule 7.32 contains a list of each bank or other financial institution in which TARGET or any of its Subsidiaries has an account, safe deposit box or lock box arrangement, the name of TARGET or its Subsidiary in whose name such account, box or arrangement is held, the identifying numbers or symbols of the account, box or arrangement, and the name of each person authorized to draw thereon or to have access thereto.

Section 7.33 Receivables

(a) Except as set forth on Schedule 7.33(a), all of the accounts and other advances receivable of the TARGET and its Subsidiaries are valid and enforceable claims arising in the ordinary course of business.

(b) Schedule 7.33(b) sets forth all accounts receivable of the TARGET and its Subsidiaries reflected on the Latest Balance Sheet and includes an accurate aging of all such receivables.

ARTICLE VIII.

SPECIAL HEALTH CARE REPRESENTATIONS AND WARRANTIES

Holdco, the TARGET and the Sellers jointly and severally represent and warrant to the Buyer Company that the statements contained in this Article VIII are correct and complete as of the Effective Date or such earlier date, if any specifically provided for herein, except as set forth in the Disclosure Schedule.

Section 8.1 Health Care Licenses

(a) All Health Care Licenses applicable to the TARGET and its Subsidiaries: (i) have been obtained, are in effect and are set forth on Schedule 8.1(a); (ii) are valid and in good standing in each jurisdiction in which such Health Care Licenses were issued or are operable; and (iii) have not been subject to revocation or forfeiture by any Governmental Authority and, to the knowledge of the Sellers, are not subject to any proceeding which may result in such revocation or forfeiture. Except as disclosed in Schedule 8.1(a), (x) none of the TARGET or any of its Subsidiaries is a party to any order or legal or administrative proceeding with respect to any of such Health Care Licenses, (y) none of the TARGET or any of its Subsidiaries has received notice of any action pending or recommended by any Governmental Authority (or in the case of accreditation, the accrediting body) having jurisdiction over such Health Care License to revoke, withdraw or suspend any such Health Care License which has not been resolved and (z) no event has occurred which, with the giving of notice, the passage of time, or both, would constitute grounds for a violation, order or deficiency with respect to any such Health Care License or to revoke, withdraw or suspend any such Health Care License.

(b) Each of the TARGET and its Subsidiaries complies with all state licensing standards and Legal Requirements in all Material respects.

Section 8.2 No Agency Action or Enforcement

Except as set forth on Schedule 8.2:

(a) None of the TARGET or any of its Subsidiaries is currently, with respect to any Governmental Authority: (i) to the knowledge of the Sellers, the subject of any audit, inquiry, focused review or investigation; (ii) party to any consent decree, judgment, order, or settlement that (A) requires the payment of money by any of the TARGET or any of its Subsidiaries to any Governmental Authority or Third Party Payor, (B) requires any recoupment of money from the TARGET or any of its Subsidiaries by any Governmental Authority or Third Party Payor or (C) prohibits any activity currently conducted by the TARGET or any of its Subsidiaries; or (iii) subject to any actual or, to the knowledge of the Sellers or the TARGET or any of its Subsidiaries, any potential corporate integrity agreement, certification of compliance agreement, or any mandatory or discretionary exclusion from Federal program participation.

(b)(i) The right of the Subsidiaries to receive reimbursements pursuant to any Government Program have not been terminated or, to the knowledge of the Sellers, otherwise adversely affected as a result of any investigation or action by any Governmental Authority or Third Party Payor; (ii) none of the TARGET or any of its Subsidiaries has, on or after January 1, 2000, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, trade association, professional review organization, accrediting organization, licensing or certifying agency, other than any such inspection, investigation, survey, audit, monitoring or other form of review that was routinely conducted by any such Governmental Authority, trade association, professional review organization, accrediting organization, licensing or certifying agency and was not based upon, and did not result in a finding of, any alleged improper activity, nor has the TARGET or any of its Subsidiaries received any notice of deficiency during the past seven (7) years in connection with its operations which has not been resolved; and (iii) there are not any outstanding deficiencies or work orders of any Governmental Authority having jurisdiction over the TARGET, or requiring conformity to any applicable agreement, Conditions of Participation, accreditation standard, statute, regulation, ordinance or bylaw, including but not limited to, the Government Programs.

(c) None of the TARGET or any of its Subsidiaries is subject to (i) any proceeding to exclude or suspend it or any of its provider numbers from any Governmental Program, or (ii) any corporate integrity agreement, settlement agreement, or other comparable agreement or understanding with any Governmental Authority.

(d)(i) None of the TARGET or any of its Subsidiaries has engaged in any activities that are prohibited under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1395nn, and 1396b, 31 U.S.C. §§ 3729-3733, the Federal CHAMPUS/TRICARE statute, or any other Federal or state statutes related to false or fraudulent claims, the regulations promulgated pursuant to such statutes, or any related state or local statutes or regulations, including the following:

(A) knowingly and willfully making or causing to be made any false statement or representation of a material fact in any application for any benefit or payment;

(B) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(C) knowingly and willfully failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

(D) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration in return for (A) referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) purchasing, leasing, or ordering or arranging for or recommending the purchasing, leasing, or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid, including, except to the extent expressly protected by a safe harbor under the federal anti-kickback statute or an exception to the Stark law self-referral prohibition, (i) making or receiving payments for personal or management services pursuant to a medical director agreement, consulting agreement, management contract, personal services agreement or otherwise; (ii) making or receiving payments for the use of premises leased to or from a physician, a family member of a physician, or an entity in which a physician or family member has an ownership or investment interest; and (iii) making or receiving payments for the acquisition or lease of equipment, goods or supplies from a physician, a family member of a physician, or an entity in which physician or family member has an ownership or investment interest.

(ii) None of the TARGET or any of its Subsidiaries has received any notice indicating that its qualification as a participating provider in any Governmental Program may be terminated or withdrawn, nor does the TARGET or any of its Subsidiaries have any reason to believe that such qualification may be terminated or withdrawn.

(e) Except as set forth in Schedule 8.2(e), no officer, director, current employee or former employee of the TARGET or any of its Subsidiaries (in the case of former employees, before or during the course of employment) and, to the knowledge of the Sellers and the TARGET, no other party to any Contractual Commitment who furnishes services or supplies which may be reimbursed in whole or in part under any Governmental Program.

(A) has been convicted of or charged with any violation of law related to Medicare, Medicaid, any other Federal Health Care Program (as defined in 42 U.S.C. § 1320a-7b(f)), or any other Governmental Program;

(B) has been convicted of, charged with, or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or

(C) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in Medicare, Medicaid, any other Federal Health Care Program, or any other Governmental Program or has committed any violation of law which is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility.

(f) The TARGET and its Subsidiaries have (i) verified the required credentials of employees providing clinical services as required by applicable Law, (ii) conducted criminal background checks on all such employees and independent contractors, and (iii) screened all such employees and independent contractors under the HHS/OIG List of Excluded Individuals/Entities.

(g) Except as set forth in Schedule 8.2(f), none of the TARGET or its Subsidiaries has reimbursement or payment rate appeals, disputes or contested positions pending before any Governmental Authority or any administrator of any Private Program with respect to the Business of the TARGET.

(h) The TARGET and its Subsidiaries comply with all requirements regarding collection of co-payments and deductibles and reimbursement of credit balances under Government Programs.

Section 8.3 HIPAA Compliance

(a) The TARGET and its Subsidiaries have established and implemented such policies, programs, procedures, contracts and systems, as are necessary to comply in all material respects with HIPAA; Title II, Subtitle F, Sections 261-264, Public Law 104-191; and the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Parts 160-164, and the HIPAA Security and Transactions and Code Sets standards.

(b) Except as set forth on Schedule 8.3(b), the TARGET and its Subsidiaries are in compliance with HIPAA Privacy and Security Standards in all material respects, including maintenance of an accounting of disclosures required by HIPAA.

Section 8.4 Billing Practices

All reports, cap reports, cost reports, billings, claims or other filings for professional and related services submitted by or on behalf of the TARGET and its Subsidiaries to any Governmental Program, including fiscal intermediaries and/or carriers and insurance carriers for any Government Program have been timely submitted in compliance in all material respects with all applicable Legal Requirements and are accurate and complete in all material respects. The TARGET and its Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such reports, cap reports, cost reports, billings or other filings and have not claimed or received reimbursements from Government Programs or Private Programs in excess of amounts permitted by Law. Except as set forth on Schedule 8.4: (a) there are no pending appeals, adjustments, challenges, audits, inquiries, additional document requests, litigation or notices of intent to audit, reopening of cost reports, Notices of Program Reimbursement reflecting overpayments, penalties, interest or fines with respect to any such reports, cap reports, cost reports, billings or other filings related to and of the Business of the TARGET and its Subsidiaries, and (b) during the last five (5) years, the TARGET and its Subsidiaries have not been audited or surveyed, or otherwise examined, by any Government Program. The TARGET has responded timely to all requests for information from Governmental Authorities and Third Party Payors with respect to the Business of the TARGET.

Section 8.5 Regulatory Compliance

(a) The TARGET and its Subsidiaries are in material compliance with all Health Care Laws and none have any material Health Care Liability Claims or material Medicare Recoupment Claims. Each of the TARGET and its Subsidiaries, as holder of provider numbers with Medicare and Medicaid, is qualified as a participating provider under the programs in which it participates. None of the TARGET or its Subsidiaries have received any notice indicating that such qualification will be terminated or withdrawn. The TARGET and its Subsidiaries have timely filed all material claims or other reports required to be filed with Third Party Payors in the ordinary course of business, and all such claims or reports are complete and accurate in all material respects.

(b) None of the TARGET, its Subsidiaries or any of its or their directors, officers, agents, representatives or employees, has directly or indirectly made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, regardless of form, whether in money, property or services, including without limitation: (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the TARGET, any of its Subsidiaries, or any Affiliate of the TARGET or its Subsidiaries, or (iv) to induce or reward the referral of business or services that are billed to any Government Program or Private Program.

(c) No referral source of the TARGET or any of its Subsidiaries maintains an ownership interest in, or compensation arrangement with, the TARGET or any of its Subsidiaries in violation of the Stark Law.

(d) Except as provided on Schedule 8.5(d), the TARGET and its Subsidiaries maintain a “Compliance Program and Code of Conduct” that includes the substantial elements of an effective compliance plan in compliance with the Department of Health and Human Services Office of Inspector General Compliance Program Guidance for Home Health Agencies and Compliance Program Guidance for Hospices.

Section 8.6 Third Party Reimbursements

Each of the TARGET and its Subsidiaries is certified for participation and reimbursement under all Government Programs and has current provider numbers and provider agreements for such Government Programs. Each of the TARGET and its Subsidiaries has been and is eligible to receive payments under each Government Program and Private Program under which it has received or is receiving payments. The TARGET and its Subsidiaries are in material compliance with all requirements of each Government Program and each Private Program.

ARTICLE IX.

COVENANTS

The Parties mutually agree as follows:

Section 9.1 General

Each of the Parties will use his, her or its good faith commercially reasonable efforts to cooperate with each other and take all action and to do all things necessary in order to consummate and make effective the Transactions as soon as possible after the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Article XI), including defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the Transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed. The Sellers and the TARGET agree to provide, upon the reasonable request of the Buyer Company and at reasonable times, reasonable cooperation in connection with the Buyer Company’s arrangements for the financing to be consummated contemporaneously with the Closing.

Section 9.2 Operation of Business

(a) Up and until the Closing or the earlier termination of this Agreement, except as the Buyer Company may approve otherwise, or as otherwise expressly contemplated or permitted by the Transaction Documents, the TARGET shall (i) conduct the Business of the TARGET and its Subsidiaries in the ordinary course in accordance with past practice, (ii) not deplete, other than in the ordinary course of business, the assets of the TARGET and its Subsidiaries and (iii) maintain the goodwill of the medical staff and communities of the TARGET and its Subsidiaries that are served by the Agencies in a manner consistent with normal business practices.

(b) Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as expressly contemplated or permitted by this Agreement, (iii) as set forth on Schedule 9.2(b), or (iv) with the prior written consent of the Buyer Company (which consent shall not be unreasonably withheld, delayed or conditioned), from the Effective Date to the Closing, the Sellers, Holdco, and the TARGET shall not (and shall not permit any of TARGET’s Subsidiaries to):

(i) declare, set aside, make or pay any dividend or other distribution of any type, including with respect to the Purchased Shares, Options or the Warrants, or repurchase, redeem or otherwise acquire any outstanding Capital Stock or Derivative Securities in Holdco, the TARGET or any of TARGET’s Subsidiaries; provided, however, that a Subsidiary may take any such actions to the extent that such dividend or other distribution or such repurchase, redemption or other acquisition of outstanding Capital Stock relates solely to the Capital Stock of such Subsidiary that are held by the TARGET;

(ii) transfer, issue, sell or dispose of any Capital Stock or Derivative Securities of Holdco, the TARGET or any of TARGET’s Subsidiaries or grant any Derivative Securities of Holdco, the TARGET or any of TARGET’s Subsidiaries;

(iii) effect any recapitalization, reclassification or like change in the capitalization of Holdco, the TARGET or any of TARGET’s Subsidiaries;

(iv) amend the Charter Documents of Holdco, the TARGET or any of TARGET’s Subsidiaries;

(v)(A) materially increase the annual level of compensation of any director or executive officer of the TARGET or any of its Subsidiaries, (B) grant any increased bonus, benefit or other direct or indirect compensation to any director or executive officer, (C) increase the coverage or benefits available under any (or create any new) Plan or (D) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Holdco, the TARGET or any of TARGET’s Subsidiaries is a party or involving a director or executive officer of the TARGET or any of its Subsidiaries, except, in each case, as required by applicable Law from time to time in effect or by the terms of any Plans done in the ordinary course of business consistent with past practice;

(vi) subject to any Lien any of the properties or assets (whether tangible or intangible) of the TARGET or any of its Subsidiaries, except for Permitted Liens;

(vii) acquire any properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the properties or assets of the TARGET and its Subsidiaries (except in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets);

(viii) cancel or compromise any debt or claim or waive or release any right of the TARGET or any of its Subsidiaries, except in the ordinary course of business;

(ix) enter into any commitment for capital expenditures of the TARGET and its Subsidiaries in excess of $100,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(x) enter into, modify or terminate any labor or collective bargaining agreement of the TARGET or any of its Subsidiaries;

(xi) except for the Restructuring, permit the TARGET or any of its Subsidiaries to enter into or agree to enter into any merger or consolidation with any Person;

(xii) except as required by applicable Law, make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or make any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;

(xiii) amend, modify or terminate, any Material Contract or group of related Material Contracts or enter into a Material Contract or group of related Material Contracts with annual payments in excess of $100,000;

(xiv) incur any Indebtedness not in the ordinary course of business, singly or in the aggregate, in an amount in excess of $100,000;

(xv) engage in any transaction, arrangement or contract with any officer, director, shareholder or other insider except in the ordinary course of business;

(xvi) delay the payment of any material accounts payable;

(xvii) accelerate the collection of or discounting any material accounts receivable;

(xviii) make any change in its customs or practices regarding cash management;

(xix) make any change in its customs or practices regarding cash or other distributions;

(xx) take any action that would require disclosure under Section 7.27;

(xxi) make any material change in its Business; or

(xxii) authorize any of, or commit or agree to do anything prohibited by this Section 9.2.

Section 9.3 Full Access

Until the Closing or earlier termination of this Agreement, Holdco, the TARGET and its Subsidiaries shall provide the Buyer Company and its accountants, counsel and other representatives and financing sources reasonable access during normal business hours to all the properties, books, contracts, commitments, tax returns and records and employees of Holdco, TARGET and its Subsidiaries that the Buyer Company may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Holdco, TARGET or any of its Subsidiaries. Except as otherwise set forth in this Agreement, no information obtained pursuant to this Section 9.3 shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

Section 9.4 Public Announcements

(a) Prior to the Closing and except as provided in Section 9.2(b), none of the Parties to this Agreement shall make, or permit any agent or Affiliate to make, any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on or seek a protective order with respect to such release or announcement in advance of such issuance. After the Closing, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, patients/payors or suppliers of the TARGET and its Subsidiaries will be issued without the approval of the Buyer Company (which approval, in each case, shall not be unreasonably conditioned or delayed).

(b) Upon execution of this Agreement, the Parties have agreed that a public announcement will be made in substantially the form of Exhibit F hereto.

Section 9.5 Consents

The TARGET and each of its Subsidiaries will give any notices to third parties, and TARGET and each of its Subsidiaries will use commercially reasonable best efforts to obtain any third party consents that the Buyer Company may request in connection with the matters referred to in Sections 6.4(a) and 7.4(a). The Buyer Company will give any notices to third parties, and will use its commercially reasonable best efforts to obtain any third party consents, that the Sellers reasonably may request in connection with the matters referred to in Section 5.2(b).

Section 9.6 Transfer Taxes

The Sellers and the Buyer Company shall split equally all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes and including any filing and recording fees) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the other Transaction Documents and the Transactions (the “Transfer Taxes”).

Section 9.7 Further Assurances

From and after the Closing, the Buyer Company and the Sellers shall execute and deliver such further instruments of conveyance and transfer and take such other action as reasonably may be necessary to further effectuate the transactions contemplated by the Transaction Documents.

Section 9.8 Regulatory Approvals

Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable best efforts to file such applications and obtain any authorizations, consents and approvals of Governmental Authorities in connection with the matters referred to in Sections 5.2(b), 6.4(a) and 7.4(a). Without limiting the generality of the foregoing:

(a) HSR Act. If required by applicable Legal Requirements, within five (5) business days after the Effective Date, each of the Parties will file any Notification and Report Forms and related material required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and will use commercially reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable.

(b) CHOWS. The TARGET shall deliver to the Buyer Company at or prior to the Closing all such documents as the Buyer Company may reasonably request to obtain Federal and State approval of the change of ownership (“CHOW”) of the TARGET, its Subsidiaries and/or the Agencies contemplated by this Agreement.

(c) CON. The Buyer Company shall use commercially reasonable efforts to obtain all required certificate of need approvals for the Closing of Transactions or the Restructuring.

Section 9.9 Notice of Development; Supplemental Schedules

(a) Each Party will give prompt written notice to the other Parties of any notice or development which has caused a breach of or inaccuracy in any of its own representations and warranties in Articles V, VI, VII and VIII. Subject to Section 9.9(b), no such written notice shall be deemed to have amended and qualified the representations and warranties in Articles V, VI, VII and VIII, or to have cured any breach of or inaccuracy in a representation or warranty that otherwise might have existed.

(b) The Sellers’ Representative, on behalf of Sellers, shall have the right from time to time prior to the Closing to supplement the Disclosure Schedule with respect to any matter that (a) both arises and becomes known after the Effective Date and that would have been required or permitted to be set forth or described in the Disclosure Schedule had such matter existed as of the Effective Date and (b) does not arise from a breach of this Agreement; provided, that, (i) no such supplemental disclosure, if material, will be deemed to have amended or qualified the representations and warranties in this Agreement or to have cured any breach of or inaccuracy in a representation or warranty that otherwise might have existed and (ii) any such supplemental disclosure, if not material, will be deemed to have amended or qualified the representations and warranties in this Agreement and to have cured any breach of or inaccuracy in a representation or warranty that otherwise might have existed; provided, however, that Sellers shall be permitted to amend or supplement Schedule 1.1.4 to update Transaction Expenses until the Closing Date and any such amendment or supplement shall not cause a breach of any representation, warranty or covenant in this Agreement.

Section 9.10 No Shop

The Sellers, Holdco and the TARGET agree that during the period beginning on the Effective Date and ending on the earlier of the Closing or the termination of this Agreement, the Sellers, Holdco and the TARGET will not, and shall not permit the TARGET’s Subsidiaries, or any of its or their Affiliates through any of their respective employees, officers, directors, managers, advisors, agents or other Representatives or otherwise, directly or indirectly, to initiate with, solicit from, encourage or respond to (including by way of furnishing non-public information or assistance), or enter into discussions or negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with, any Person other than the Buyer Company and its Affiliates and advisors with respect to a sale of the assets of the TARGET and its Subsidiaries other than in the ordinary course of business, or a sale of stock, merger, consolidation, business combination, or the liquidation or similar extraordinary transaction with respect to Holdco, the TARGET and TARGET’s Subsidiaries (any of the foregoing, an “Acquisition Proposal”). The Sellers, Holdco and the TARGET will immediately cease any and all contacts, discussions and negotiations with third parties (other than the Buyer Company and its Affiliates and advisors) regarding any Acquisition Proposal.

Section 9.11 Exculpation

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time before the date of this Agreement, or who becomes before Closing, a director, member or officer of Holdco, the TARGET or any of its Subsidiaries or who is or was serving at the request of Holdco, TARGET or any of its Subsidiaries as a director, member or officer of another person (in each case, “TARGET Personnel”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, member or officer of Holdco, TARGET or any of its Subsidiaries before the Closing, or (ii) this Agreement or any of the Transactions, whether asserted or arising before or after the Closing, the parties shall cooperate and use their commercially reasonable efforts to defend against such Claim and respond thereto. All rights to indemnification and exculpation (including advancement of expenses) from liabilities for acts or omissions occurring at or prior to Closing now existing in favor of any TARGET Personnel as provided in their respective certificates or articles of incorporation or bylaws (or other organizational documents), and any existing indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Date in any manner that would affect the rights of such individuals for acts or omissions occurring at or before the Closing or taken at the request of Holdco, TARGET or any of its Subsidiaries prior to the Closing.

(b) At the equal expense of Sellers and the Buyer Company with respect to clause (i), and at the sole cost of the Sellers with respect to clauses (ii) and (iii), the TARGET shall obtain, at the Closing, an extended reporting period endorsement for the (i) directors’ and officers’ liability, (ii) employment practices liability and (iii) fiduciary liability insurance policy currently maintained by the TARGET so that the individuals serving as officers, members and directors of TARGET or any of its Subsidiaries immediately before the Closing shall be covered for a period of six (6) years after the Closing under the terms of such policy.

Section 9.12 Access to Employees; Cooperation Throughout the Pre-Closing Process

(a) From the Effective Date to the Closing Date, the Sellers shall cause the TARGET to, and the TARGET agrees to, provide the Buyer Company the opportunity reasonably requested by them to contact and have access to the employees of the TARGET and its Subsidiaries for pre-Closing introductions and training sessions.

(b) Prior to the Closing, the Sellers agree to cause the TARGET to, and the TARGET shall, provide to the Buyer Company information and access reasonably requested by it necessary to proceed with its pre-Closing integration processes. The Sellers agree to cause the TARGET to, and the TARGET shall, also use all commercially reasonable methods to assist the Buyer Company in the transfer of data from the TARGET’s networks to the Buyer Company’s Network (AMS2), provided that the Buyer Company has executed any instruments necessary to ensure that such transfer complies with HIPAA and other Legal Requirements governing the transfer or sharing of confidential patient information.

Section 9.13 Tax Matters

(a) For any taxable period of Holdco, the TARGET or any of its Subsidiaries that includes (but does not end on) the Closing Date (any such taxable period, a “Straddle Period”) or that ends on or before the Closing Date for which any Tax Returns by Holdco, the TARGET and its Subsidiaries are due after the Closing Date (any such taxable period, a “Prior Period”), the Buyer Company will timely prepare and file with the appropriate Taxing Authority all Tax Returns required to be filed by the TARGET and its Subsidiaries (collectively, the “Tax Returns”) and will pay all Taxes due with respect to such Tax Returns. The Buyer Company will furnish such Tax Returns and related work papers and supporting information to the Sellers’ Representative and his tax advisers for their review and comment at least sixty (60) days prior to the due date (or extended due date that has been approved by the Sellers’ Representative) for filing such Tax Returns. Simultaneous with furnishing such Tax Returns to the Sellers’ Representative, the Buyer Company shall provide a written statement to the Sellers’ Representative setting forth the amount of Taxes owing on such Tax Returns that, in accordance with Section 9.13(b), it believes is owing by the Sellers. Should the Sellers’ Representative disagree with the calculation of Taxes shown as being due on such Tax Returns or the amount of Taxes owing thereon that the Buyer Company believes is owing by the Sellers, it shall provide written notification thereof (such notice, a “Tax Dispute Notice”) to the Buyer Company within thirty (30) days of the due date for the filing of such Tax Returns, and the Buyer Company and the Sellers’ Representative shall cause their respective tax advisers to confer in good faith to seek to resolve such disagreement to the satisfaction of the Buyer Company and the Sellers’ Representative. If the Buyer Company and the Sellers’ Representative are unable to resolve such disagreement within fifteen (15) days after the date on which the Tax Dispute Notice has been provided, then such disagreement shall be resolved pursuant to Section 9.13(b) hereof; provided, however, the Buyer Company may file the related Tax Return prior to the expiration of the deadline for the filing thereof notwithstanding the disagreement being unresolved, with an amended Tax Return to be subsequently prepared and filed if required by the final resolution of such disagreement. The Sellers shall not be responsible for any Taxes for a Straddle Period or a Prior Period to the extent that a liability therefor has been accrued on the Latest Balance Sheet or included in the computation of Working Capital. To the extent that the Sellers are responsible for any Taxes for a Straddle Period or a Prior Period pursuant to this Section 9.13(a), the Buyer Company shall be entitled to payment thereof solely from the Escrow Fund subject to the provisions of Article X. The Sellers shall cooperate, and shall cause the TARGET’s tax adviser to cooperate, with the Buyer Company in the preparation of Tax Returns of Holdco, the TARGET and its Subsidiaries for the Prior Period and the Straddle Period.

(b) If at the end of the applicable dispute resolution period no resolution is reached, either the Buyer Company or the Sellers’ Representative may request that the disagreement be resolved by the Accounting Firm. The calculation of the Taxes due and the Party(ies) responsible for the payment thereof shall be made by such firm within the range of the respective calculations of the Buyer Company and the Sellers’ Representative and when so made shall be conclusive, and shall be binding on, and nonappealable by, the Parties. The fees and disbursements of such firm shall be borne by the Party requesting such independent resolution, or equally by the Parties requesting such resolution.

(c) Subject to the terms and conditions of this Section 9.13 and Section 10.4, the Sellers (jointly and severally) will defend, indemnify and hold the Buyer Indemnitees harmless from and against any loss, damage, liability, or expense, including reasonable fees for attorneys and consultants, incurred in contesting or otherwise in connection with (i) any breach of the representations and warranties set forth in Section 7.25 of this Agreement and (ii) the following Taxes, but only to the extent such Taxes have not been paid prior to the Closing or adequately provided for by a liability accrued for Taxes on the Latest Balance Sheet or included in the computation of Working Capital (subsections (i) and (ii) of this Section 9.13(b), the “Tax Losses”): (A) the non-payment prior to the Closing of Taxes owed by Holdco, the TARGET or any of its Subsidiaries for any Prior Period and for the portion through the Closing for any Straddle Period, and (B) the non-payment of Taxes of any other Person imposed on, but not paid prior to the Closing by such other Person, Holdco, the TARGET or any of its Subsidiaries as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing. The representations and warranties contained in or made pursuant to Section 7.25 shall survive for twelve (12) months after the Closing Date.

(d) In the case of any Straddle Period, the Taxes of Holdco, the TARGET or any of its Subsidiaries allocable to pre-Closing taxable periods will be computed as if such taxable period ended as of the Closing except in the case of Taxes that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) the portion allocable to the pre-Closing period shall be the product of such Taxes multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(e) If a party is responsible for the payment of Taxes pursuant to this Section 9.13 (the “Tax Indemnifying Party”) and the other party to this Agreement (the “Tax Indemnified Party”) receives notice of any deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to such Taxes which, if determined adversely to the taxpayer, would be grounds for indemnification under this Section 9.13 (a “Tax Claim”), the Tax Indemnified Party will promptly notify the Tax Indemnifying Party in writing of such Tax Claim, but the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except (i) if notice is not promptly given, the Tax Indemnifying Party shall not be liable for any legal or accounting costs incurred before such notice is actually given, or any interest or similar charge accruing between the time notice should have been given and the time notice is actually given, and (ii) the Tax Indemnifying Party shall not be liable to the extent that, but for such failure, the Tax Indemnifying Party could have avoided all or a portion of the Taxes or other costs indemnifiable hereunder in question. The notice shall be accompanied by copies of the notice and other documentation received by the Tax Indemnified Party.

(f) With respect to any Tax Claim, the Tax Indemnifying Party will assume and control all proceedings taken in connection with such Tax Claim and, without limiting the foregoing, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any applicable governmental Persons with respect thereto, and may either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner; provided, however, that the Tax Indemnifying Party will consult with the Tax Indemnified Party in the negotiation and settlement of any Tax Claim and the Tax Indemnifying Party will not, without the written consent of the Tax Indemnified Party, which consent shall not be unreasonably withheld, delayed or conditioned, settle or compromise any Tax Claim in any manner if such settlement or compromise would have the effect of increasing the Taxes of the Indemnified Party (“Indemnified Party Tax Increase”), provided, however, that the consent of the Tax Indemnified Party will not be required if the Tax Indemnifying Party indemnifies the Tax Indemnified Party for all Tax Losses attributable to such Indemnified Party Tax Increase; provided, further, that, to the extent that a Tax Claim relates to a Straddle Period, the Sellers’ Representative and the Buyer Company will jointly control all proceedings taken in connection with any such Tax Claim.

(g) The Tax Indemnified Party will cooperate with the Tax Indemnifying Party in contesting any Tax Claim, which cooperation will include the retention and (upon the Tax Indemnifying Party’s request) the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

(h) Neither party will settle or compromise a Tax Claim relating solely to Taxes of Holdco, the TARGET or any of its Subsidiaries for a Straddle Period without the other party’s written consent which consent shall not be unreasonably withheld, delayed or conditioned. The consent of the Sellers may be exercised by the Sellers’ Representative.

(i) The Sellers and the Buyer Company agree that any indemnification payments made pursuant to this Section 9.13 will be treated by the parties on their Tax Returns as an adjustment to the Final Purchase Price, unless a final determination by a relevant taxing authority causes any such payment not to be treated as an adjustment to the Final Purchase Price for Tax purposes.

(j) The Buyer Company and the Sellers shall split equally any federal Tax benefit or reduction in federal Taxes that the Buyer Company receives or realizes as a result of the payment of the Change of Control Payments (the “Change of Control Payment Tax Benefit”). The Buyer Company shall pay to the Sellers’ Representative one half (1/2) of the Change of Control Payment Tax Benefit within five (5) business days of when the Buyer Company reflects such benefits on its filed federal Tax returns (subject to adjustments, if any, from subsequent amendments of such returns).

(k) The obligations of the Parties pursuant to this Section 9.13 shall survive until the first anniversary of the Closing Date; provided, however, that the obligations of the Parties pursuant to Section 9.13(j) shall survive until the Sellers’ portion of the Change of Control Payment Tax Benefit is paid to the Sellers.

Section 9.14 Release

Effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges forever Holdco, the TARGET and each of its Subsidiaries from any and all liabilities and obligations to, and agreements with, such Seller of any kind or nature whatsoever, whether in his or its capacity as a Seller hereunder, as a stockholder, director, officer or employee of Holdco, the TARGET or any of its Subsidiaries or otherwise, including, without limitation, in respect of rights of contribution or indemnification, in each case whether absolute or contingent, liquidated or unliquidated, and whether arising hereunder or under any other agreement or understanding or otherwise at Law or equity, and each Seller hereby covenants and agrees that it, he or she will not seek to recover any amounts in connection therewith or thereunder from Holdco, the TARGET or any of its Subsidiaries. Notwithstanding the foregoing in this Section 9.14, the foregoing release shall not apply to claims to payments and other rights and remedies of any Seller (a) under this Agreement, including, without limitation, under Article II, Section 9.11, Section 9.13, and Article X, and (b) if such Seller is an employee of the TARGET or any of its Subsidiaries, in respect of (i) the current year’s accrued but unpaid compensation and other benefits, payments and rights thereunder provided in agreements between them, which agreements are set forth in Schedule 9.14, (ii) such employee’s outstanding benefits under the Plans as of the Closing Date, (iii) under any agreement to be entered into as contemplated by this Agreement, or (iv) under a policy of insurance providing coverage or defense to any Seller or (c) as set forth on Schedule 9.14.

Section 9.15 Severance or Change of Control Payment Obligations

The Parties acknowledge and agree that the TARGET, simultaneously with purchase and sale of the Purchased Shares, shall pay the Change of Control Payments due and owing to Senior Management resulting from the purchase of the Purchased Shares. If any change of control payments or similar payments due and owing to the Senior Management resulting from the purchase of the Purchased Shares are not satisfied by the TARGET simultaneously with the Closing as set forth herein and included in the Change of Control Payment Amount, the Sellers, jointly and severally, shall make payment thereof and shall defend and indemnify the TARGET and its Subsidiaries and their Affiliates from all claims and liabilities resulting from payment thereof. Notwithstanding any provision of this Agreement to the contrary, the obligation of the Sellers under this Section 9.15 shall survive the Closing indefinitely and shall not be subject to the Deductible or be included in the Damages subject to the Cap. To the extent any Change of Control Payments are owed to any of the TARGET Minority Securityholders, each such TARGET Minority Securityholder agrees that the TARGET and its Subsidiaries shall be fully released from such financial and payment obligations upon receipt of payment and consummation of Closing.

Section 9.16 Payment of Indebtedness

At or prior to the Closing, the Sellers shall cause the TARGET to pay all Indebtedness of the TARGET and its Subsidiaries in full, including all fees relating to the payment thereof.

Section 9.17 Financial Statements and Consent of TARGET’s Independent Public Accountants.

(a) From the Effective Date until the Closing Date or earlier termination of this Agreement, the Sellers shall cause the TARGET to, and the TARGET shall, provide monthly consolidated financial statements for the TARGET and its Subsidiaries and year-to-date consolidated financial statements for the TARGET and its Subsidiaries, prepared in accordance with GAAP consistent with TARGET’s past practices, no later than thirty (30) days after the end of each month.

(b) At the Closing, the Sellers and the TARGET shall provide to the Buyer Company all financial statements for the TARGET and its Subsidiaries required to be included under the rules and regulations of the SEC by the Buyer Parent in its Form 8-K to be filed in connection with the consummation of the Transactions, such financial statements to include consolidated financial statements for the TARGET and its Subsidiaries as of December 31, 2007.

(c) The Sellers shall provide, or shall cause the senior managers of the TARGET to provide, such representations to the TARGET’s independent public accountants as reasonably requested by them in connection with the financial statements and consent required by Section 9.17(b).

Section 9.18 Shareholder Approval of Payments.

Prior to Closing, each of TARGET and its Subsidiaries shall obtain shareholder approval with respect to any excess parachute payments (as defined under Code section 280G) payable to employees of TARGET and its Subsidiaries as a result of the transaction contemplated by this Agreement in order to exempt such payments from the excise taxes under Code section 280G, and reasonable evidence thereof shall have been delivered to the Buyer Company prior to Closing.

Section 9.19 New York Matters.

With respect to the TARGET’s (or its Subsidiaries’) operations in New York, including Tender Loving Care Health Care Services of Erie Niagara, LLC, Tender Loving Care Health Care Services of Nassau Suffolk, LLC, Tender Loving Care Health Care Services of Western New York, LLC, and Tender Loving Care Health Care Services of Long Island, LLC (collectively the “New York Operations”), the Parties shall work cooperatively (i) to seek approval (the “Approval”) from the New York Department of Health (the “New York DOH”) of a change of ownership to the Buyer Company after the Closing, and (ii) to establish a mechanism, that is acceptable to the Buyer Company and the New York DOH, for the operation of the New York Operations post-Closing and before the Approval is granted or, alternatively, until divestiture of the New York Operations is accomplished if the Approval is denied, such mechanism to be set forth in documents to be executed by the Buyer Company and appropriate representatives and Affiliates of TARGET prior to the Closing. The Sellers shall cooperate reasonably to assure compliance with such mechanism. In no case, shall this covenant require the Parties to take any action contrary to the regulatory requirements of the State of New York.

Section 9.22 Service Contract.

The Sellers’ Representative or its Affiliate is a party to an agreement with AT&T whereby it has leased communications circuits and made such circuits available to the TARGET and its Subsidiaries for the operation of the Business. For a period of no less than nine (9) months following the Closing, the Sellers’ Representative shall maintain, or cause its Affiliate to maintain, such agreement with AT&T and shall make such circuits available to the Buyer Company or its Affiliates for the conduct of the Business and the Buyer Company shall reimburse the Sellers’ Representative or its Affiliate for the cost it pays to AT&T for such circuits for such period.

Section 9.21 Maintenance of Insurance.

The Sellers shall cause the TARGET to maintain insurance coverage for the TARGET and its Subsidiaries through the Closing Date no less favorable than the insurance coverages for them in effect as of the Effective Date.

Section 9.22 Monogahela Medical Supply Co.

At or prior to Closing, at the written request of the Buyer Company, the Sellers shall cause the TARGET or its Subsidiaries to divest any and all interests of the TARGET and its Subsidiaries in Monogahela Medical Supply Co.

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

Section 10.1 Survival of Representations, Warranties and Covenants

(a) Each of the representations and warranties contained in Articles V, VI, VII and VIII or elsewhere in this Agreement shall terminate upon consummation of the Closing and be of no further effect as between the Parties, except as provided in this Article X. Notwithstanding the preceding sentence, survival shall be for twelve (12) months after the Closing Date with respect to the assertion by third Persons, including without limitation Governmental Authorities, of claims or liabilities constituting or alleging a breach of a representation or warranty set forth in Sections 6.1, 6.2, 6.3, 7.1, 7.2, 7.25, 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, and for Tax Losses pursuant to Section 9.13; and provided further that the survival period for Section 7.25(f) shall be the applicable statute of limitations. The limitations on survival of representations and warranties as provided by this Section shall not apply with respect to claims by any Buyer Indemnitee for fraud or intentional misrepresentation by the Sellers in connection with the transactions contemplated by this Agreement, which claims shall survive for the applicable statute of limitations.

(b) The covenants and agreements contained herein to be performed or complied with after the Closing shall survive in accordance with their respective terms or, absent a specific term, until expiration of the applicable statute of limitations. This Article X shall survive the Closing and shall remain in effect indefinitely.

Section 10.2 Indemnification Obligations of the Sellers

Subject to the provisions of Sections 10.4 and 10.6 below, the Sellers, jointly and severally (except with respect to Article VI for which the Sellers shall be severally, but not jointly, liable) shall indemnify and hold harmless the Buyer Company, its Affiliates (which shall include for purposes of this Section 10.2, Holdco, the TARGET and its Subsidiaries and their respective successors and assigns), and the respective equity holders, officers, managers, directors, employees and agents of each, and the respective successors and assigns of each (collectively, the “Buyer Indemnitees”) from and after the Closing, in respect of any Damages (subject to the limitations set forth in this Article X) that any Buyer Indemnitee suffers, sustains or becomes subject to as a result of, arising out of, or in connection with: (i) the breach by the Sellers of any of the covenants made by the Sellers in this Agreement or in any other Transaction Documents; (ii) the inaccuracy or the breach by the Sellers of any of the representations and warranties of the Sellers contained in Article VI, VII or VIII (in each case, determined without regard to any qualifications therein referring to “Materiality” “material”, “Material Adverse Effect”, or any other qualifications of similar import or effect, and in the case of representations and warranties set forth in Article VIII only, determined without regard to any qualifications therein referring to “knowledge of the Sellers”); and (iii) any amounts owing by the Sellers to Navigant Capital Advisors or any other broker or finder claiming through or under the Sellers.

Section 10.3 Indemnification Obligations of the Buyer Company

Subject to the provisions of Section 10.4 and 10.6 below, the Buyer Company shall indemnify and hold harmless the Sellers, their respective Affiliates, and the respective equity holders,

officers, managers, directors, employees and agents of each (collectively, the “Seller Indemnitees”) from and after the Closing, in respect of any Damages which any Seller Indemnitee suffers, sustains or becomes subject to as a result of, arising of, or in connection with: (i) the breach by the Buyer Company or Buyer Parent of any of their respective covenants made by it in this Agreement or any other Transaction Document; and (ii) the inaccuracy or the breach of any of the representations and warranties of the Buyer Company contained in Article V.

Section 10.4 Conditions of Indemnification

No Party shall be entitled to assert any claim for indemnification pursuant to Section 10.2 or 10.3, to the extent such claim relates to an alleged inaccurate or breached representation or warranty unless such claim is asserted by an Indemnification Claim Notice given prior to the expiration of the representation or warranty giving rise to such claim (provided that a claim that is barred by the passage of time under one representation and warranty may nevertheless be brought under another if it is not barred under that other). In the case of the Buyer Indemnitees, no claim for indemnification may be asserted under Section 10.2 unless and only until the aggregate amount of the Damages attributable to the Buyer Indemnitees for indemnification under Section 10.2 exceeds the Deductible, in which case the Buyer Indemnitees may claim for the amount of Damages in excess of the Deductible; provided, however, that any claim for indemnification relating to any inaccurate or breached representation or warranty set forth in Section 7.25(f) shall not be subject to the Deductible. In the case of the Seller Indemnitees, no claim for indemnification may be asserted under Section 10.3 unless and only until the aggregate amount of the Damages attributable to the Seller Indemnitees for indemnification under Section 10.3 exceeds the Deductible, in which case the Seller Indemnitees may claim for the amount of Damages in excess of the Deductible. Notwithstanding anything to the contrary set forth in this Article X, the maximum aggregate obligation of the Sellers or the Buyer Company, as the case may be, pursuant to Section 9.13 and this Article X shall not exceed the Cap in the aggregate; provided, however, that any claim for indemnification relating to any inaccurate or breached representation or warranty set forth in Section 7.25(f) shall not be subject to the Cap.

Section 10.5 Indemnification Procedures

(a) Notice of Claim. Any Person making a claim for indemnification pursuant to Section 10.2 or 10.3 above (an “Indemnified Party”) must give the party from whom indemnification is sought (an “Indemnifying Party”) written notice of such claim (an “Indemnification Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a Governmental Authority or other third Person (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification (it being understood that any claim for indemnity pursuant to Section 10.2 or 10.3 above must be made by written notice given within the applicable survival period specified in Section 10.1 above). Such notice must contain a description of the claim and the nature and amount of Damages (to the extent that the nature and amount of Damages is known at such time). Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument. Failure to give or delay in giving notice shall not excuse the Indemnifying Party from liability for indemnification except to any extent to which the Indemnifying Party is actually prejudiced by such failure or delay or if the Indemnification Claim Notice is delivered after the time specified in Section 10.1.

(b) Control of Defense; Conditions. The obligations of an Indemnifying Party under this Article X with respect to Damages arising from any Third Party Claims that are subject to the indemnification provided in Section 10.2 or 10.3 above shall be governed by the following additional terms and conditions:

(i) At its option, an Indemnifying Party shall be entitled to assume control of the defense of any claim and may appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party (except that the Indemnifying Party may not so elect without the Indemnified Party’s consent unless (i) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations, and (ii) the Indemnifying Party notifies the Indemnified Party in writing that it will indemnify the Indemnified Party against any Damages arising out of such Third Party Claim (subject to the limitations set forth in Section 10.4), and (iii) the suit, action, claim, liability or obligation does not seek to impose any liability, obligation or restriction upon the Indemnified Party other than for money damages).

(ii) Notwithstanding Section 10.5(b)(i) above, the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (B) the Indemnifying Party has failed to assume the defense and employ satisfactory counsel (following written notice from the Indemnified Party), in which case the reasonable fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party.

(iii) The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed, or conditioned). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed, or conditioned) unless such judgment or settlement contains an unconditional release of the Indemnified Party and does not impose any obligations on it other than monetary obligations that are being fully discharged simultaneously by the Indemnifying Party.

(iv) The Sellers’ Representative shall be authorized on behalf of the Sellers, to the extent the Sellers are Indemnifying Parties, to provide the notice contemplated by Section 10.5(a), to assume and control the defense, to authorize settlements and to take other actions necessary or appropriate in connection with Third Party Claims.

(c) Manner of Payment.

(i) Any indemnification obligations of the Sellers pursuant to Section 10.2 or Section 9.13 shall be paid solely out of the portion of the Escrow Funds, if any, then held in escrow and not previously distributed pursuant to the terms of the Escrow Agreement.

(ii) Any indemnification obligations of the Buyer Company pursuant to Section 10.3 shall be paid promptly by wire transfer of immediately available funds, to an account designated in writing by the applicable Seller Indemnitees, within fifteen (15) days after the final determination thereof.

Section 10.6 Miscellaneous Indemnification Provisions

(a) Prior to enforcing any claim for indemnification against the Indemnifying Parties under this Agreement, the Indemnified Parties shall administratively file in good faith claims with any insurers under applicable policies of insurance, if any, for the proceeds of such insurance coverage, if any, applicable to the claim or event from which such indemnification right arose. In the event that insurance proceeds are paid to the Indemnified Parties respecting an event to which an indemnification right applies hereunder, such indemnification right shall apply only to the extent that the amount of Damages indemnified against exceeds such insurance proceeds actually paid to the Indemnified Parties, net of the costs and expenses of the Indemnified Parties in obtaining such insurance proceeds. If any insurance proceeds are actually realized by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds relate, appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment.

(b) The Indemnified Parties agree that: (i) the Indemnified Party shall act reasonably and in good faith in an effort to mitigate any Damages to which it is entitled to indemnification; and (ii) the Indemnifying Parties shall be entitled to reasonably participate, at their sole cost and expense, but not control in such mitigation by the Indemnified Party.

(c) In no event shall any Indemnified Party be entitled to recover or make a claim for any amounts in respect of consequential, incidental, indirect damages, lost profits, or punitive damages of such Indemnified Party, in particular, no “multiple profits” or “multiple of cash flow” or similar methodology shall be used in the calculation of any Damages of such Indemnified Party.

(d) No Indemnifying Party shall be liable for any claim for indemnification under this Article X for any Damages arising out of changes after the Closing Date in any Legal Requirement or changes in GAAP.

(e) Indemnification payments from the Sellers to a Buyer Indemnitee shall be deemed a reduction in the Final Purchase Price.

Section 10.7 Certain Other Indemnity Matters

From and after the Closing, the Parties sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement, other than claims of fraud or intentional misrepresentation or claims for equitable injunctive relief with respect to any violation of the covenants in Article XII or Section 14.1, shall be pursuant to the provisions set forth in this Article X and Section 9.13.

Section 10.8 Jurisdiction and Venue

Each Indemnifying Party (i) consents to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware for purposes of the assertion by such Indemnified Party of any claim such Indemnified Party may have against such Indemnifying Party with respect to such third party claim or the matters alleged therein, and (ii) agrees that process may be served on such Indemnifying Party with respect to such a claim by the Indemnified Party anywhere in the world, provided that such process shall not be valid unless and until a copy of it is provided to the Indemnifying Party to be served with such process as if such process were a notice being given to such Indemnifying Party under Section 14.5.

ARTICLE XI.

CONDITIONS TO THE CLOSING

Section 11.1 Closing Conditions – The Buyer Company

The obligation of the Buyer Company to consummate the Closing is subject to the satisfaction as of the time of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. (i) Each representation and warranty set forth in Articles VI, VII and VIII above shall be true and correct in all material respects at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak as of an earlier date in which case they shall be true and correct in all material respects as of such earlier date (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct in all respects), and (ii) Holdco, the TARGET and the Sellers shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by each of them at or prior to Closing pursuant to the Transaction Documents prior to the Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Governmental Authority the result of which is reasonably likely to prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Absence of Changes. Since the date of the Latest Balance Sheet, no Material Adverse Effect shall have occurred.

(d) Closing Documents. The Sellers shall have delivered to the Buyer Company(i) an executed copy of each Transaction Document to which it or its Affiliates is a party and (ii) the deliveries required by Sections 4.2(i) and 4.3(a).

(e) Consents. All consents required for (i) the sale of Purchased Shares contemplated by this Agreement, and (ii) the continued validity following the Closing of any assignable Material Health Care License or Material Contract of the TARGET or any of its Subsidiaries.

(f) Related Party Agreements. The parties to each Retained Related Party Agreement shall have confirmed to the Buyer Company in writing that such Retained Related Party Agreement (i) is in full force and effect, (ii) will not be breached by the transactions contemplated by this Agreement, and (iii) for a period of six (6) months following the Closing, may be terminated by the Sellers, as applicable, on written notice of at least thirty (30) days.

(g) Consents and Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Sections 5.2(b), 6.4(a) and 7.4(a) above.

(h) Resignations. The Buyer Company shall have received the resignations, effective as of the Closing, or evidence of removal as of the Closing, of all members of the board of directors or board of managers, as the case may be, of TARGET and each of its Subsidiaries, except to the extent applicable regulatory provisions may require such members to remain in place in such positions in connection with the Restructuring.

(i) Escrow Agreement and Retained Assets Escrow Agreement. Each of the Sellers’ Representative, the Escrow Agent and the Retained Asset Escrow Agent shall have executed and delivered the Escrow Agreement and the Retained Asset Escrow Agreement, as the case may be.

(j) Agreements by Key Executives. The Key Executives (a) have agreed to provide transition services and assistance as may reasonably be requested by the Buyer Company, and (b) will have delivered releases reasonably satisfactory to the Buyer Company in favor of the Buyer Company, the TARGET and its Subsidiaries and their respective Affiliates from any financial and payment obligations under their respective employment agreements.

(k) Restructuring. The Sellers, the TARGET and the Subsidiaries shall have completed the Restructuring in all material respects.

(l) Satisfaction of Change of Control Obligations. The Buyer Company shall have received evidence reasonably satisfactory to it from the Sellers’ Representative as to all Change of Control Payments.

(m) Financial Statements and Consent of the TARGET’s Independent Public Accountants. The Buyer Company shall have received the financial statements and independent public accountant’s consent as required by Section 9.17.

Section 11.2 Closing Conditions – The Sellers

The obligation of the Sellers to consummate the Closing is subject to the satisfaction as of the time of the Closing of the following conditions precedent:

(a) Representations and Warranties; Covenants. Each representation and warranty set forth in Article V above shall be true and correct in all material respects at and as of the Closing as though then made except to the extent such representations and warranties by their terms speak as of an earlier date in which case they shall be true and correct in all material respects as of such earlier date (except for any representations and warranties that are qualified by the concept of materiality, which shall be true and correct in all respects), and the Buyer Company and Buyer Parent shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by each of them at or prior to Closing pursuant to the Transaction Documents prior to the Closing.

(b) Proceedings. No action, suit or proceeding shall be pending or threatened before any judicial authority or Governmental Authority the result of which is reasonably likely to prevent or prohibit the consummation of any transaction pursuant to the Transaction Documents or cause any such transaction to be rescinded following such consummation, and no judgment, order, decree, stipulation, injunction or charge having any such effect shall exist.

(c) Closing Documents. The Buyer Company shall have delivered to the Sellers (i) an executed copy of each Transaction Document to which it is a party and (ii) the deliveries required by Sections 4.2(ii) and 4.3(b).

(d) Consents and Approvals. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents and approvals of Governmental Authorities referred to in Sections 5.2(b), 6.4(a) and 7.4(a).

Section 11.3 Frustration of Closing Conditions

Neither the Sellers nor the Buyer Company may rely on the failure of any condition set forth in this Article XI to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 9.1.

Section 11.4 Specific Performance

Each Party shall be entitled to specific performance in the event the other Party fails to perform any of its obligations which are conditions to the Closing.

ARTICLE XII.

TERMINATION

Section 12.1 Termination of Agreement

The Parties may terminate this Agreement as provided below:

(a) The Parties may terminate this Agreement by mutual written consent of the Sellers and the Buyer Company at any time prior to the Closing.

(b) The Buyer Company may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (i) in the event the Sellers, Holdco or the TARGET have breached any material representation, warranty or covenant contained in this Agreement, the Buyer Company has notified the Sellers of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, (ii) if the Closing shall not have occurred on or before April 30, 2008 (“Termination Date”), and neither the Buyer Company nor the Buyer Parent is in breach, at the time the Buyer Company provides such notice, of any material representation, warranty or covenant (other than the covenant to consummate the Closing) contained in this Agreement, or (iii) if the financing under the Financing Documents is not received by the Buyer Parent or one or more of its Affiliates, in which case payment of the Termination Fee to the Sellers’ Representative for the account of the Sellers, shall be due within five (5) business days of such termination.

(c) The Sellers may terminate this Agreement by giving written notice to the Buyer Company at any time prior to the Closing (i) in the event the Buyer Company or Buyer Parent has breached any material representation, warranty or covenant contained in this Agreement, the Sellers have notified the Buyer Company of the breach, and, if of a type which can be cured, the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the Termination Date, by reason of the failure of any condition precedent under Section 11.2 (unless the failure results primarily from Holdco, the Sellers or the TARGET breaching any Material representation, warranty or covenant contained in this Agreement).

Section 12.2 Effect of Termination

(a) Notwithstanding any other provision in this Article XII, (i) in the event the Buyer Company terminates this Agreement pursuant to Section 12.1(b)(ii) at a time when (A) all of the conditions precedent set forth in Section 11.1 of this Agreement have been satisfied (except for any such condition that by its nature is to be satisfied by actions to be taken at the Closing by a Seller or Sellers’ Representative if such Party would be, at the time of termination, prepared and able to take such actions) and (B) the Buyer Company has no right to terminate this Agreement at such time pursuant to Section 12.1(b)(iii), then the Buyer Company shall pay to the Sellers’ Representative on account of the Sellers an amount equal to one half (1/2) of the Termination Fee within five (5) business days of such termination and the Sellers sole and exclusive remedy shall be their entitlement to one half (1/2) of the Termination Fee in the aggregate from the Buyer Company and the Buyer Parent, such payment to be made to the Sellers’ Representative, (ii) in the event the Buyer Company terminates this Agreement pursuant to Section 12.1(b)(ii) at a time when (A) all of the conditions precedent set forth in Section 11.1 of this Agreement have been satisfied (except for any such condition that by its nature is to be satisfied by actions to be taken at the Closing by a Seller or Sellers’ Representative if such Party would be, at the time of termination, prepared and able to take such actions) and (B) the Buyer Company has a right to terminate this Agreement at such time pursuant to Section 12.1(b)(iii), then the Buyer Company shall pay to the Sellers’ Representative on account of the Sellers an amount equal to the Termination Fee within five (5) business days of such termination and the Sellers sole and exclusive remedy shall be their entitlement to the Termination Fee in the aggregate from the Buyer Company and the Buyer Parent, such payment to be made to the Sellers’ Representative, and (iii) in the event the Buyer Company terminates this Agreement pursuant to Section 12.1(b)(ii) at a time when one or more of the conditions precedent set forth in Section 11.1 of this Agreement have not been satisfied (except for any such condition that by its nature is to be satisfied by actions to be taken at the Closing by a Seller or Sellers’ Representative if such Party would be, at the time of termination, prepared and able to take such actions), then the Buyer

Company shall not be obligated to pay any portion of the Termination Fee. Nothing contained in this Section 12.2(a) shall limit or restrict the Buyer Company’s right to terminate this Agreement under Section 12.1(b)(i).

(b) Except as otherwise provided in this Section 12.2, if either Party terminates this Agreement pursuant to Section 12.1, all rights and obligations of the Parties hereunder shall terminate without any liability of either Party.

(c) In the event the Buyer Company terminates this Agreement pursuant to Section 12.1(b)(i), the Buyer Company shall be entitled to pursue all legal and equitable remedies against the Sellers for such breach.

(d) In the event the Sellers terminate this Agreement pursuant to Section 12.1(c)(i), the Sellers shall be entitled to pursue all legal and equitable remedies against the Buyer Company for such breach.

(e) In the event the Buyer Company terminates this Agreement pursuant to Section 12.1(b)(iii), the Sellers sole and exclusive remedy shall be their entitlement to the Termination Fee from the Buyer Company and the Buyer Parent, such payment to be made to the Sellers’ Representative.

(f) All costs, fees and expenses (including reasonable attorney’s fees and expenses) incurred by the nonbreaching Party in connection with enforcing its rights hereunder with respect to a breach shall be paid by the breaching Party.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Treatment of Confidential Information

(a) The Sellers and the TARGET acknowledge that they have had in the past, currently have and in the future may have access to Confidential Information with respect to the Business of the TARGET and its Subsidiaries and the Buyer Company and their respective Affiliates. The Sellers and the TARGET agree that they will keep confidential all such Confidential Information furnished to them and, except with the specific prior written consent of the Buyer Company, will not use any such Confidential Information and will not disclose any such Confidential Information to any Person except (i) Representatives of the Buyer Company and its Affiliates and (ii) their own Representatives, provided that these Representatives agree to the confidentiality provisions of this Section 13.1; provided, however, that, for purposes of this Section 13.1(a), Confidential Information does not include such information as (i) becomes known to the public generally through no fault of the Sellers or their Representatives or (ii) is required to be disclosed by law or the order of any Governmental Authority under color of law, provided, that prior to the disclosure by the Sellers of any information under this clause (ii), the Sellers will give prior written notice to the Buyer Company of the circumstances requiring disclosure and provide the Buyer Company with the opportunity to contest that disclosure. Notwithstanding the above, in the event that this Agreement is terminated prior to Closing, the Sellers shall have no obligation to the Buyer Company with respect to Confidential Information except with respect to Confidential Information relating to the Buyer Company and its Affiliates.

(b) Because of (i) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 13.1(a) and (ii) the immediate and irreparable damage that would be caused to the Buyer Company for which it would have no other adequate remedy, the Sellers and the TARGET agree that, in the event of a breach or threatened breach by the Sellers and the TARGET of the provisions of this Section 13.1 with respect to any Confidential Information, the Buyer Company and its

successors and assigns shall be entitled to seek an injunction restraining the Sellers and the TARGET from disclosing, in whole or in part, that Confidential Information (without the necessity of posting any bond or proving any actual damages, all of which are waived by the Sellers). Nothing herein shall be construed as prohibiting the Buyer Company from pursuing any other available remedy for that breach or threatened breach, including the recovery of damages.

Section 13.2 Assignment; No Third Party Beneficiaries

This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of (i) the Buyer Company, in the case of any attempted assignment by the TARGET or the Sellers, or (ii) the Sellers, in the case of any attempted assignment by the Buyer Company and will be binding on and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 13.2 shall be void; provided that, the Buyer Company may make the following assignments in its sole discretion: (x) the Buyer Company may (at any time prior to the Closing) assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates (including Affiliates which may be organized subsequent to the Effective Date) so long as such assignment would not substantially delay or be likely to cause the rejection of the requisite regulatory approvals; (y) the Buyer Company may assign its rights under this Agreement for collateral security purposes to any lenders providing financing to the Buyer Company or any of its Affiliates; and (z) the Buyer Company may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of the Purchased Shares or the assets of Holdco, the TARGET and its Subsidiaries; provided, however, no such assignment shall release the Buyer Company of any of its obligations hereunder unless the Sellers shall otherwise consent. Neither this Agreement nor any other Transaction Document is intended, or shall be construed, deemed or interpreted, to confer on any Person not a party hereto (or a permitted assignee thereof) or thereto any rights or remedies hereunder or thereunder, except as Article X or Section 9.13 provides or as otherwise provided expressly herein.

Section 13.3 Entire Agreement; Amendment; Waivers

This Agreement, which includes the Exhibits and the Schedules hereto, and the documents delivered hereunder constitute the entire agreement and understanding between the Parties and supersede all prior agreements and understandings, both written and oral, relating to the subject matter of this Agreement, including the Letter of Intent. This Agreement may be amended, and any right hereunder may be waived, if, but only if, that amendment or waiver is in writing and signed by the Parties affected by such amendment. The waiver of any of the terms and conditions hereof shall not be construed or interpreted as, or deemed to be, a waiver of any other term or condition hereof.

Section 13.4 Expenses

(a) Except as set forth in (b) below, (i) the Buyer Company will pay its fees, expenses and disbursements in connection with the subject matter of this Agreement, and (ii) the Sellers will pay their fees, expenses and disbursements in connection with the subject matter of this Agreement. The Sellers will timely file all necessary documentation and Returns with respect to all Transfer Taxes and timely make payment thereof as required by Section 9.6. The Sellers will provide the Buyer Company with such documentation and Returns and related work papers and supporting information for its review and comment at least seven (7) business days prior to the due date thereof. The Buyer Company shall reimburse the Sellers for one half (1/2) of the Transfer Taxes within five (5) business days of a request therefor. Except of the Transfer Taxes, the Sellers acknowledge that they, and not the Buyer Company, will pay all Taxes due by it under applicable Legal Requirements with respect to any consideration payable to the Sellers under the Transaction Documents. If filing is required, the Sellers, on the one hand, and the Buyer Company, on the other hand, will each pay one-half of the filing fees required by the HSR Act in connection with the filings to be made by them thereunder.

(b) If the purchase of the Purchased Shares is not consummated, the Buyer Company and the Sellers shall split evenly the fees, expenses and disbursements in connection with the Restructuring, including the retention of local counsel and lobbyists in the following jurisdictions: New York, Rhode Island, District of Columbia and West Virginia (collectively, the “Regulatory Expenses”). If the purchase of the Purchased Shares is consummated, the Buyer Company shall be responsible for all Regulatory Expenses. The Buyer Company shall be responsible for all expenses related to certificate of need consultants in any jurisdiction.

Section 13.5 Notices

All notices required or permitted hereunder must be in writing and will be deemed to be delivered and received (i) if personally delivered or if delivered by facsimile or courier service, when actually received by the Party to whom notice is sent or (ii) if deposited with the United States Postal Service (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered with return receipt requested, addressed to the appropriate Party or Parties, at the address of such Party or Parties set forth below (or at such other address as such Party may designate by written notice to all other Parties in accordance herewith):

(i) If to the Buyer Company:

Amedisys TLC Acquisition, L.L.C.

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 292-8163

Attn:     Larry Graham

             President

with copies, which shall not constitute notice to the Buyer

Company, to:

Kantrow, Spaht, Weaver & Blitzer (APLC)

445 North Boulevard, Suite 300

Baton Rouge, LA 70802

Telecopy: (225) 383-4703

Attn:     Lee C. Kantrow, Esq.

If to the Buyer Parent:

Amedisys, Inc.

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

Telecopy: (225) 292-8163

Attn:     Larry Graham

             President

(iii) If to the Sellers, Holdco or the TARGET:

TLC Holdings I Corp.

c/o Arcapita Inc.

75 Fourteenth Street

Atlanta, Georgia 30309

Attention:     Charles H. Ogburn

                      Jack Draughon

Telephone No.: (404) 920-9000

Facsimile No.: (404) 920-9001

with copies, which shall not constitute notice to the Sellers, to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia 30309

Telecopy: (404) 572-5132

Attn:     Jon R. Harris, Jr., Esq.

The address to which notices are to be given may be changed by notice given in accordance with this Section 13.5.

Section 13.6 Governing Law

This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 13.7 Exercise of Rights and Remedies

Except as this Agreement otherwise provides, no delay or omission in the exercise of any right, power or remedy accruing to any Party hereto as a result of any breach or default hereunder by any other Party hereto will impair any such right, power or remedy, nor will it be construed, deemed or interpreted as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any waiver of any single breach or default be construed, deemed or interpreted as a waiver of any other breach or default hereunder occurring before or after that waiver. Subject to the provisions of Article X and Section 9.13, no right, remedy or election under any term of this Agreement gives will be deemed exclusive, but each will be cumulative with all other rights, remedies and elections available under the terms of this Agreement.

Section 13.8 Reformation and Severability

If any provision of this Agreement is invalid, illegal or unenforceable, that provision will, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the Parties hereto as expressed herein, and if such a modification is not possible, that provision will be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

Section 13.9 Counterparts

This Agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one and the same agreement. Any counterpart of this agreement which has attached to it one or more separate signature pages, which together contain the signatures of all of the Parties hereto, shall for all purposes be deemed a fully-executed original of this Agreement. A signature of any Party to this Agreement transmitted by facsimile or other electronic means shall be deemed to be such Party’s original signature for all purposes.

Section 13.10 Construction

The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

Section 13.11 Payments to the Sellers’ Representative

The Buyer Company will have no liability or obligation for the Pro Rata Share paid or to be paid by the Sellers’ Representative to each Seller, non-Seller Optionholder and non-Seller Warrantholder, as the case may be, and the Buyer Company’s sole obligation under this Agreement shall be to pay to the Sellers’ Representative payments to be paid by it to the Sellers’ Representative in accordance with the terms of this Agreement. Each Seller expressly authorizes the Buyer Company and the Escrow Agent to make all payments to which such Seller is entitled under this Agreement to the Sellers’ Representative and agrees and confirms that payment thereof by the Buyer Company shall constitute payment by the Buyer Company to such Seller.

ARTICLE XIV.

SELLERS’ REPRESENTATIVE; POWER OF ATTORNEY

Section 14.1 Sellers’ Representative

(a) Each of the Sellers irrevocably hereby constitutes and appoints Arcapita Inc. as its, his or her true and lawful attorney-in-fact, agent and representative (the “Sellers’ Representative”), with full power of substitution and resubstitution, for it, him or her and in its, his or her name, place and stead, in any and all capacities, to negotiate and sign all amendments to this Agreement, and all other documents in connection with the Transactions, including without limitation those instruments called for by this Agreement and all waivers, consents, instructions, authorizations and other actions called for, contemplated or that may otherwise be necessary or appropriate in connection with this Agreement or any of the foregoing agreements or instruments, granting unto the Sellers’ Representative, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he, she or it might or could do in person, hereby ratifying and confirming all that the Sellers’ Representative, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof, including without limitation the power and authority to deliver and convey his, her or its Purchased Shares in accordance with the terms hereof, to receive and give receipt for all consideration due him, her or it pursuant to this Agreement, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to, negotiate, enter into and provide amendments, supplements and waivers, to receive all notices, requests and demands that may be made under and in respect of and pursuant to this Agreement. The Sellers’ Representative shall receive no compensation for his services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each of the Sellers. Should the Sellers’ Representative be unable or unwilling to serve or appoint his, her or its successor to serve in his, her or its stead, the Sellers may appoint a successor to serve in his, her or its stead. The Sellers’ Representative shall be entitled to rely, and shall be fully protected in relying, upon (i) any statements or other information furnished to it by any Seller or the Buyer Company, (ii) any statements, other information or advice furnished to it by any advisor (including accountants consulted by the Buyer Company) or counsel, and (iii) any other evidence reasonably deemed by the Sellers’ Representative, in its sole discretion, to be reliable. The Sellers’ Representative shall be entitled to retain counsel and other advisors (including accountants) and to incur such expenses as the Sellers’ Representative deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement, and all such fees and expenses incurred by the Sellers’ Representative shall be paid by the Sellers pro rata based on each Seller’s Pro Rata Share. The provisions of this Section 14.1 shall survive the termination of this Agreement.

(b) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each and every Seller, and the Buyer Company and, following the Closing, the TARGET, may rely upon any decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of each and every Seller. Each of the Buyer Company and, following the Closing, the TARGET is hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.

(c) The Sellers’ Representative intervenes herein to agree to the terms of this Agreement applicable to the Sellers’ Representative.

ARTICLE XV.

INTERVENTION BY THE BUYER PARENT

Section 15.1 Limited Payment Guaranty by the Buyer Parent

(a) The Buyer Parent hereby absolutely, unconditionally and irrevocably guarantees, as a primary obligor and not merely a surety, to the Sellers the due and punctual payment by the Buyer Company of all amounts owed to the Sellers’ Representative on behalf of the Sellers under this Agreement when due and payable; provided, however, that the Buyer Parent’s liability as set forth in this Section 15.1(a) shall be limited to, and shall not in any way or circumstance exceed, an amount equal to the Termination Fee. This is a guarantee of payment only and the Buyer Parent is in no way guaranteeing the performance by the Buyer Company of any of the obligations in this Agreement. The liability of the Buyer Parent as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or any other Transaction Document or otherwise) or any forbearance, neglect or delay in seeking performance of the payment obligations hereby imposed or any granting of time for such payment. Buyer Parent hereby waives all defenses otherwise available to a guarantor or surety other than fraud, bad faith, payment in full, and accord and satisfaction.

(b) This limited payment guarantee is to be a continuing security of Sellers for all payment obligations owed by the Buyer Company. This guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the obligations under this Section 15.1 is rescinded or must otherwise be returned by Sellers upon the insolvency, bankruptcy or reorganization of Buyer Parent or otherwise, all as though such payment had not been made. This is a guarantee of payment and not of collection only.

(c) Notwithstanding any provision of this Agreement to the contrary, in the event the Buyer Company terminates this Agreement pursuant to Section 12.1(b)(iii), the Buyer Parent agrees to make payment of the Termination Fee within five (5) business days of such termination to the Sellers’ Representative. In the event Buyer Company terminates pursuant to Section 12.2(a), the Buyer Parent agrees to make payment of one half (1/2) of the Termination Fee within five (5) business days of such termination to the Sellers’ Representative.

(d) The Buyer Parent agrees to use commercially reasonable efforts to obtain the financing under the Financing Documents and, upon obtaining such financing, agrees to make such financing available to the Buyer Company in order for the Buyer Company to consummate the purchase of the Purchased Shares under this Agreement.

Section 15.2 Other Provisions

The Buyer Parent agrees to the provisions of Sections 13.5, 13.6 and 13.9.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement on the Effective Date.

BUYER COMPANY:

AMEDISYS TLC ACQUISITION, L.L.C.

By:		/s/ Larry R. Graham
	Name:	Larry R. Graham
	Title:	President of company and President of sole member and manager of company, Amedisys Holding, L.L.C.

BUYER PARENT solely for purposes of
Article XV:

AMEDISYS, INC.

By:		/s/ Larry R. Graham
	Name:	Larry R. Graham
	Title:	President and Chief Operating Officer

[Signature Page to SPA]

TARGET:

TLC HEALTH CARE SERVICES, INC.

By:		/s/ Edward R. Casas
	Name:	Edward R. Casas
	Title:	Chairman of the Board

[Signature Page to SPA]

TARGET MINORITY SECURITYHOLDERS:

By:	/s/ Wesley N. Perry
Wesley N. Perry

By:	/s/ Willard T. Derr
Willard T. Derr

By:	/s/ Carolina Conn
Carolina Conn

By:	/s/ David Frank
David Frank

By:	/s/ Paul Oettinger
Paul Oettinger

By:	/s/ Judy M. Robbins
Judy M. Robbins

By:	/s/ Michael McMaude
Michael McMaude

[Signature Page to SPA]

HOLDCO:

TLC HOLDINGS I CORP.

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Director

[Signature Page to SPA]

HOLDCO SECURITYHOLDERS:

HOMECARE CAPITAL LIMITED

By:	/s/ Mohamed Noorddin
	Name:	Mohamed Noorddin
	Title:	Director

HEALTHCARE CAPITAL LIMITED

By:	/s/ Mohamed Noorddin
	Name:	Mohamed Noorddin
	Title:	Director

MEDICAL CAPITAL LIMITED

By:	/s/ Mohamed Noorddin
	Name:	Mohamed Noorddin
	Title:	Director

OUTPATIENT CAPITAL LIMITED

By:	/s/ Mohamed Noorddin
	Name:	Mohamed Noorddin
	Title:	Director

TREATMENT CAPITAL LIMITED

By:	/s/ Mohamed Noorddin
	Name:	Mohamed Noorddin
	Title:	Director

TENDER LOVING CARE HOLDINGS LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

[Signature Page to SPA]

AMITY INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

BRACE INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

COALITION INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

ENABLE INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

FEDERATION INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

GROUP INVESTMENTS III LIMITED

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Director

[Signature Page to SPA]

LEAGUE INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

ORDER INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

PATRON INVESTMENTS III LIMITED

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Director

SOCIETY INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

TUTOR INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

JOINT INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

[Signature Page to SPA]

MATRIX INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

UNITED INVESTMENTS III LIMITED

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Director

YIELD INVESTMENTS III LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

ARCAPITA INCENTIVE PLAN LIMITED

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Director

[Signature Page to SPA]

SELLERS’ REPRESENTATIVE:

ARCAPITA INC.

By:	/s/ John A. Draughon, Jr.
	Name:	John A. Draughon, Jr.
	Title:	Director

[Signature Page to SPA]

[Disclosure Schedules and Exhibits intentionally omitted from filing due to immateriality]